As filed with the Securities and Exchange Commission on July 12, 2007.

Registration No. 333-140612

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No 3 to

FORM SB-2/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECOTALITY, INC.

(Formerly Alchemy Enterprises, Ltd.)

Nevada	2800	68-0515422
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

6821 E Thomas Road

Scottsdale, AZ 85251

(480) 219-5005

(Address and telephone number of principal executive offices)

6821 E Thomas Road

Scottsdale, AZ 85251

 (Address of principal place of business or intended principal place of business)

Jonathan R. Read

6821E Thomas Road

Scottsdale, AZ 85251

(480) 219-5005

(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire

5445 DTC Parkway, Suite 520

Greenwood Village, CO 80111

(303) 770-7254

(303) 770-7257 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, .001 par value	34,499,920 Shares	$1.07 (1)	$36,914,908	$3,396.17

Common stock underlying warrants	6,899,982 Shares	$1.07 (1)	$7,382,981	$679.23

Totals	41,399,902 Shares	$1.07 (1)	$44,297,889	$4,075.40(2)

(1) Represents the closing price of the Registrant's common stock on the NASD's Electronic Bulletin Board of $1.07 per share on February 6, 2007

(2) Previously paid.

This registration statement registers the resale of 41,399,902 shares of common stock and common stock underlying warrants held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.  The per share offering price was calculated based upon a price of $1.07 per share, which is the highest anticipated price that the shares are expected to trade upon listing on the over-the-counter Electronic Bulletin Board.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion Dated July 12, 2007

34,499,920 shares of common stock

and 6,899,982 shares of common stock underlying common stock purchase warrants

ECOTALITY, INC.

This prospectus covers the resale by our 277 selling stockholders of 34,499,920 shares of our common stock and 6,899,982 shares of our common stock underlying common stock purchase warrants held by our selling stockholders.  The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices.  The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof.  We will not receive any proceeds from the sale of shares offered by the selling stockholders.  Any proceeds from the exercise of warrants will be added to our working capital.

Our common stock is quoted on the NASD's over-the-counter Electronic Bulletin Board under the symbol "ETLY". On July 11, 2007, the closing price of the common stock on the Bulletin Board was $.47 per share.

Investing in our common stock involves substantial risks.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2007.

ABOUT THIS PROSPECTUS

You may rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus.  However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We are a development stage company seeking to design and license a cost efficient hydrogen-based electric power cell system for use in motorized vehicles and industrial equipment.  A power or fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion.  We have entered into a development agreement with the Jet Propulsion Laboratory, which we refer to as “JPL,” which is a federally funded research and development center sponsored by the National Aeronautics and Space Administration, commonly known as “NASA,” to develop, build and patent a prototype method of hydrogen generation and storage for use in conjunction with an electric power cell, which we refer to as our “EPC” or “electric power cell” system.  We also have entered into a license agreement for certain exclusive patent rights and non-exclusive technology rights from the California Institute of Technology.  CalTech is the operator of JPL and assignee of its patent and technology rights.

Under our agreement with JPL, we have hired it to engineer a magnesium-based system that produces hydrogen to fuel a power cell for electricity on demand, for which we expect to pay JPL a total of $1,350,000.  We are seeking to combine our system with existing hydrogen fuel cell technology to achieve safe, clean and reusable power.  We believe that available hydrogen fuel cell technology methods are bulky, unreliable, expensive or energy inefficient and that a cost efficient EPC using our hydrogen generation and storage system may make future electric propulsion devices as practical as the current generation of gasoline-powered systems.  If we are successful in commercially developing our EPC system, we intend to sublicense the technology under our exclusive license agreement with CalTech for a broad range of applications including various types of motorized vehicles and industrial equipment.  We hope to derive our revenue from technology license and sublicense fees.

History

We were incorporated in Nevada in 1999 under the name Alchemy Enterprises, Ltd. to market biodegradable products. In early 2006 we commenced the development of our electric power cell technology. In October 2006 we sold 34,499,920 shares of our common stock to a group of 277 accredited investors for $.35 per share for gross proceeds of $12,074,935. On November 14, 2006, we changed our name to "Ecotality, Inc." None of the selling stockholders are officers, directors or 5% or greater stockholders of our company, except Enable Growth Partners and its affiliates, Enable Opportunity Partners and Pierce Diversified Strategy Master Fund LLC, which own an aggregate of 8.0% of our outstanding common stock.

Our corporate offices are located at 6821 E Thomas Road, Scottsdale, AZ 85251, and our telephone number is (480) 219-5005.  Our Web site address is www.ecotality.com.  Information on our Web site is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	34,499,920 shares of common stock and 6,899,982 shares of common stock underlying warrants. The warrants are exercisable at $.35 per share until October 27, 2011

Securities outstanding prior to and after the offering (1):	106,999,906 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock. Any proceeds from the exercise of warrants will be added to our working capital.

(1) Excluding any shares issuable upon the exercise of warrants and excluding 3,449,992 shares issuable as a penalty for our failure to obtain effectiveness of this prospectus by April 5, 2007 in accordance with our agreement with the private placement investors.

Description of Selling Stockholders

Through this prospectus, we are registering for resale (1) 34,499,920 shares of our common stock which we sold for $.35 per share in a private placement to a group of 277 accredited investors, and (2) 6,899,982 shares of our common stock underlying warrants, all of which were issued to Brookstreet Securities Corporation, the Placement Agent of that private placement, and its employees.  The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  None of the selling stockholders are officers, directors or 5% or greater stockholders of our company, except Enable Growth Partners and its affiliates, Enable Opportunity Partners and Pierce Diversified Strategy Master Fund LLC, which own an aggregate of 8.0% of our outstanding common stock.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus.   The financial information as of December 31, 2006, and for the year ended December 31, 2005 is derived from both our audited 2005 and 2006 financial statements contained herein.  The financial information as of March 31, 2007 and the three months ended March 31, 2007 and 2006 is derived from our unaudited financial statements contained herein.

Statement of Operations Data

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Year Ended December 31, 2006	April 21,1999 (Inception) March 31, 2007
	(unaudited)	(unaudited)
Sales	$ 0	$ 0	$ 851	$ 851
Income (loss) from operations	$ (2,764,150)	$ (3,150,066)	$ (14,055,877)	$ (14,136,556)
Net loss	$ (2,745,641)	$ (3,171,672)	$ (14,497,768)	$ (14,578,445)
Net loss per share of common stock	$ (.02)	$ (.05)	$ (.18)

Balance Sheet Data

	March 31, 2007	December 31, 2006
(unaudited)
Working capital	$ 4,724,069	$ 6,545,141
Total assets	$ 6,585,366	$ 7,929,433
Long term debt	$ 287,500	$ 0
Total liabilities	$ 808,053	$ 606,479
(Deficit) accumulated during development stage	$ (17,324,086)	$ (14,578,445)
Stockholders Equity	$ 5,777,313	$ 7,322,954

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment.  You should not purchase these shares if you cannot afford the loss of your entire investment.  In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We may be unable to commercially develop our EPC technology, which is still unproven.  In such event, we would not be able to remain in this business.

We are in the process of commercially developing through JPL our EPC technology.  The EPC technology is new and commercially untested and there can be no assurance that we can develop the technology or that the technology will result in the creation of commercially saleable products.  If the technology cannot be developed, we will be unable to remain in this business.

There is no assurance that the EPC technology is patentable by JPL or, if patented, that others will not develop functionally similar products outside the patent.  Without patent protection, our competitors could develop functionally similar products.

We have entered into a license agreement with CalTech under which we have the exclusive license to use and sell the EPC technology under any JPL patent.  There can be no assurance that CalTech will obtain any patents on the EPC technology or, if obtained, that others will not develop functionally similar products that do not infringe on the patents.  All license rights granted by CalTech are subject to a reservation of rights by CalTech for non-commercial education and research purposes and U.S. Government rights provided by statute.  Without patent protection, our competitors could develop functionally similar products.

We face competition from large established fuel providers and alternative energy development companies which are also seeking to develop alternative energy power sources.  Such competition could reduce our revenue or force us to reduce our prices, which would reduce our potential profitability.

Literally hundreds of companies, including many of the largest companies in the world, are seeking to develop similar or competitive technologies to that of our EPC technology.  There can be no assurance that we can commercially develop the EPC technology or that competitors will not develop equal or superior technology.  Such competition could reduce our revenue or force us to reduce our prices, which would reduce our potential profitability.

Even if our EPC technology is successfully developed, we will be unable to sell the technology unless others build and operate fueling stations to provide the required fuel for this technology.

In order to refuel the EPC, it will be necessary to develop “fueling stations” similar to gas stations.  Without these fueling stations there will be no market for the EPC technology.  There can be no assurance that others will build or operate the necessary fueling stations.

We must rely upon JPL to develop the EPC technology and should it fail to do so, we will not have a product to sell.

We have entered into an agreement under which we are paying JPL to commercially develop our EPC technology.  If JPL is unable or unwilling, for any reason, to continue the development of the EPC technology, we will likely be unable to offer the EPC technology commercially unless we are able to find another research facility capable of continuing the development.

Any license we receive from JPL will be subject to a reservation of rights transferred to the US Government, thereby potentially reducing our rights to sublicense the EPC technology.

Should JPL commercially develop the EPC technology, we intend to sublicense rights to the technology to third parties. However, any license we receive from JPL will be subject to the Federal Government’s right to a world-wide, non-exclusive, non-transferable, irrevocable paid up license in connection with any invention developed under the license agreement. to use the EPC technology for non-commercial education and research purposes.  Such a reservation reduces our ability to market the EPC technology as it would not allow our exclusively licensing to anyone for non commercial education, research and NASA related applications and for other application of the Federal Government.

The Federal government also retains “March-in Rights, ” which would allow the Federal government to grant licenses to others if:  (1) we do not “achieve practical application” of a subject invention (i.e., commercialize the technology); (2) such action is necessary to alleviate health or safety needs that are not reasonably satisfied by us; (3) such action is necessary to meet requirements for public use specified by federal regulations and such requirements are not reasonably satisfied by us; or (4) such action is necessary because we and/or our sublicensees are manufacturing patented products outside of the United States.  We believe that the Federal government has never exercised its March-in Rights with regard to any patented technology since the Bayh-Dole Act was enacted in 1980.

Alternatives to our EPC technology or improvements to traditional energy technologies could make the EPC less attractive or render it obsolete, thereby limiting or eliminating our potential sales.

The EPC technology is among a number of alternative energy products being developed by companies around the world.  A significant amount of public and private funding is currently directed towards development of microturbines, solar power, wind power and other types of fuel cell technologies.  Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make the EPC technology less attractive or render it obsolete, thereby limiting or eliminating our potential sales.

We may not be able to protect our patents and intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary or other rights of third parties.

We expect to rely on patents and other policies and procedures related to confidentiality to protect our intellectual property.  Four provisional patent applications were filed by Howard Foote in 2006 and assigned to us.  CalTech also filed a provisional patent application on the technology in 2006.  In anticipation of filing non-provisional patent applications, all provisional patent applications were reviewed by us. It was determined that the CalTech provisional patent best embodied the technology desired by us, and that the Foote provisional applications either duplicated the CalTech provisional patent or embodied magnesium metal-air battery technology no longer of interest to us.  Thus, some of the Foote provisional applications have been allowed to lapse by the failure to file non-provisional applications based thereon. On May 7, 2007 a non-provisional patent application based on the CalTech provisional patent application was prepared and filed by Stinson Morrison Hecker LLP in the name of California Institute of Technology as assignee and us as exclusive licensee of the technology. We also expect to file during 2007 a provisional patent application on a hydrogen reactor design currently under development.

However, some of our intellectual property may not be covered by any patent or patent application.  Moreover, we do not know whether our pending patent applications or those we or CalTech have or will file or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology and processes.  Even if all of the patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated.  We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights.  While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.  Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.

Our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours.  If we are found to be infringing on third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.  Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results.  We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others.  If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.  Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours.  We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.  Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We cannot assure you of market acceptance of our EPC technology, the absence of which will limit our revenue and potential profit.

Even if we are able to develop the EPC technology, there can be no assurance that a market will develop for it.  Even if an electric fuel vehicle market develops, a different form of vehicle may be more accepted in the marketplace.  Moreover, other solutions to the problem of containing emissions created by internal combustion engines may be invented, developed and produced.  Any other solution could achieve greater market acceptance than our EPC technology.  The failure of a market for our EPC technology would limit our revenue and potential profit.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock.  These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years.  Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•

A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•

All compensation received by the broker-dealer in connection with the transaction;

•

Current quotation prices and other relevant market data; and

•

Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our company.

Members of our Board of Directors and our executive officers, together with their affiliates, own approximately 40.2% of our outstanding common stock.  Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions.  The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion.  Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock.  This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders.  As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Unless we raise additional capital we may be unable to continue operations and if we raise additional capital  it would dilute the ownership of existing investors.

We may need to raise additional equity capital in the future to finance the further development of the EPC technology and continue our operations. We cannot give any assurance that we would be successful in raising any such capital and, should we do so through the sale of equity securities which may be costly, such sale would dilute the stock ownership of existing investors.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations about future events.  These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus.  In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.  Any proceeds from the exercise of warrants will be added to our working capital.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the NASD’s Bulletin Board under the trading symbol “AHMY” from December 7, 2005 until December 12, 2006 when our symbol was changed to “ETLY.”  The high and low closing prices of our common stock for the periods indicated are set forth below.  These closing prices do not reflect retail mark-up, markdown or commissions.

2005	High	Low
First Quarter	$ n/a	$ n/a
Second Quarter	$ n/a	$ n/a
Third Quarter	$ n/a	$ n/a
Fourth Quarter	$ n/a	$ n/a

2006	High	Low
First Quarter	$ 1.95	$ .33
Second Quarter	$ 1.59	$ 1.08
Third Quarter	$ 1.50	$ 1.10
Fourth Quarter	$ 2.07	$ 1.20

2007	High	Low
First Quarter	$ 1.72	$ .58
Second Quarter	$ 1.07	$ .11

As of June 30, 2007, we had approximately 350 stockholders of record.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus.   The financial information as of December 31, 2006, and for the year ended December 31, 2005 is derived from both our 2005 and 2006 audited financial statements contained herein. The financial information as of March 31, 2007 and the three months ended March 31, 2007 and 2006 is derived from our unaudited consolidated financial statements contained herein.

Statement of Operations Data

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Year Ended December 31, 2006	April 21,1999 (Inception) December 31, 2006
	(unaudited)	(unaudited)
Sales	$ 0	$ 0	$ 851	$ 851
Income (loss) from operations	$ (964,150)	$ (696,310)	$ (11,602,121)	$ (11,682,800)
Net loss	$ (2,745,641)	$ (717,916)	$ (12,044,012)	$ (12,124,689)
Net loss per share of common stock	$ (.02)	$ (.01)	$ (.15)

Balance Sheet Data

	March 31, 2007	December 31, 2006
(unaudited)
Working capital	$ 4,724,069	$ 6,545,141
Total assets	$ 6,585,366	$ 7,929,433
Long term debt	$ 287,500	$ 0
Total liabilities	$ 808,053	$ 606,479
(Deficit) accumulated during development stage	$ (14,870,330)	$ (12,124,689)
Stockholders Equity	$ 5,777,313	$ 7,322,954

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

This following information specifies certain forward-looking statements of our management.  Forward-looking statements are statements that estimate the happening of future events are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview of the Business

We were incorporated in the State of Nevada on April 21, 1999, as a marketer of private-label biodegradable cleaning chemicals.  On February 15, 2006, we entered into and closed a Technology Contribution Agreement with Howard Foote and Elliot Winfield (“Transferors”), pursuant to which we acquired all of Transferors’ right, title and interest in and to a certain electric power cell (“EPC”) technology to be used in connection with the development of an improved electric battery represented by a U.S. Patent Office patent application (the “Technology”).  As a result of the Technology Contribution Agreement, our board of directors made a decision to change our business focus from marketing chemical products toward developing the EPC technology.  Due to the change in business, year to year comparisons are not significant, are not a reliable indicator of future prospects, and accordingly are not presented in this prospectus.

On February 15, 2007, we entered into a Settlement Agreement with Howard Foote, Elliott Winfield and Universal Power Vehicles Corporation (“UPV”) to settle and resolve all known disputes and uncertainties between them and us related to all agreements and contracts entered in heretofore, including agreements concerning the fuel cell intellectual property and technology. Differences arose between us and Foote, Winfield and UPV over the ownership of the early patents as well as differences in how we and they wished to handle management of the project with JPL.  In accordance with the Settlement Agreement, Foote, Winfield and UPV confirmed the assignment, transfer and conveyance of all right, title and interest in and to the electric power cell and reactor technology being developed by us.  In consideration, we paid to Foote and Winfield cash in the amount of $600,000.  Additionally, Foote and Winfield received 1,500,000 shares of our common stock.  The Settlement Agreement states that the Assignment Agreement dated September 7, 2006, remains in full force and requires Foote, Winfield and UPV to reasonably cooperate with us in connection with the preparation, filing, prosecution, maintenance and defense of the EPC technology in any suit for infringement of the EPC technology brought by us against a third party.

In connection with the Settlement, Harold Sciotto, an officer and director of Ecotality, entered into an escrow agreement with Foote and Winfield, which canceled and superseded separate prior escrow agreements entered into with each of Foote and Winfield, individually, on February 15, 2006.  The 2006 Escrow provided for the potential issuance of an aggregate of 40,000,082 shares of our common stock to Foote and Winfield, upon the achievement of certain performance standards, as set forth in said 2006 Escrow.  The 2007 Escrow provides for: (1) the immediate release of 1,500,000 shares of our common stock held per the 2006 Escrow to Foote and Winfield; (2) the immediate release from escrow and return to Harold Sciotto of 32,500,000 shares of our common stock; and (3) the immediate release to us of 6,000,000 shares of our common stock from escrow for cancellation.  These 6,000,000 shares were cancelled with the agreement of Harold Sciotto, who otherwise would have received them out of escrow.  He cancelled them in consideration of the time and expense we incurred in settling with Foote, et al and obtaining the return of his other 32,500,000 shares from escrow.

We are a development stage company seeking to design and license a cost efficient electric power cell system for use in motorized vehicles and industrial equipment.  A power or fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion. On June 12, 2006, we entered into a License Agreement with California Institute of Technology, which operates JPL, whereby we acquired certain exclusive licensed patent and/or patent applications rights and improvement patent rights related to research performed under the JPL Task Plan No. 82-10777, entitled “Mechanically-Fed Metal-Air Fuel Cell As A High Energy Power Source” (“Task Plan”), as well as a nonexclusive licensed technology rights developed as a result of the Task Plan.  As partial consideration paid in connection with the License Agreement, we issued 5,869,565 shares of our common stock to CalTech with a fair market value of $1.40 per share, based upon the closing price of our common stock on June 12, 2006, for a total aggregate value of $8,217,391.  Furthermore, we are obligated to pay an annual maintenance fee of $50,000 to CalTech, beginning on June 12, 2009, continuing until the expiration, revocation, invalidation or unenforceability of the last exclusively licensed patent rights or improvement patent rights.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

Under our agreement with JPL, we have hired it to engineer a magnesium-based system that produces a hybrid power source creating hydrogen to fuel a power cell for electricity on demand, for which we expect to pay JPL a total of $1,350,000.  We believe that available hydrogen fuel cell technology methods are bulky, unreliable, expensive or energy inefficient.  We are seeking to build and improve upon existing hydrogen fuel cell technologies and combine it with our system to achieve safe, clean and reusable power.  A cost efficient EPC and hydrogen storage system may make future electric propulsion devices as practical as the current generation of gasoline-powered systems.  If we are successful in commercially developing our EPC, we intend to sublicense the technology under our exclusive license agreement with CalTech for a broad range of applications including various types of motorized vehicles and industrial equipment.  We hope to derive revenue from technology license and sublicense fees, fuel licensing fees and fees for the design and technical support of refueling stations and royalty fees.

On March 19, 2007, we received a memorandum from JPL reporting that significant performance advancements had been made using an on-demand hydrogen storage and delivery system fueled by magnesium and water that we refer to as the Hydratus System, JPL has been developing on our behalf.  In summary, the JPL memo stated that, in laboratory tests of the modified Hydratus™, the following occurred:

1.

Hydrogen-fuel storage capacity, by weight for the entire system, has increased from 4.7% to between 8% and 9%, depending on operating mode, allowing the modified Hydratus™ to meet the Department of Energy’s 2010 goal of 6% hydrogen storage capacity.

2.

A drop in operating temperature of the modified Hydratus™ of 300-400 degrees Centigrade.  This drop in temperature will allow the use of less expensive materials in system construction.

3.

The amount of heat generated by the modified Hydratus™ decreased significantly by approximately 80% and is expected to result in reduced system complexity, in terms of cost and size.  Additionally, because less energy is generated, and subsequently wasted during operation, the operating efficiency of the reaction products is increased by approximately 400%.

As a result of the technical, performance and cost advancements, JPL has recommended that all future research and development efforts be shifted to focus on the modified Hydratus™ and all associated systems and processes.  JPL and we have agreed to develop and test a 7kW reactor prototype, which JPL believes is suitable to power various commercial applications, and can be scaled for future systems.  Additionally, JPL and we plan to design and test a full-size 65kW Hydratus™ reactor suitable for application in a bus.  We believe the modified 65kW Hydratus™ will be implemented in a proof of concept vehicle in the second half of 2007.

Results of Operations for the year ended December 31, 2006 and for the three months ended March 31, 2007 compared to the three months ended March 31 2007.

In the year ended December 31, 2006, and for the three months ended March 31,2007, we did not generate any revenues related to our current business.  Our focus is currently on research and development of the EPC technology.  We do not have any marketable products or services that we could sell to generate revenues.  Our management cannot predict when, if at all, we will begin to generate revenues.

Operating Expenses

Total operating expenses during the year ended December 31, 2006 were $14,055,877, of which $8,222,572 is attributable to licenses and permits.  Of this amount, $8,217,391 (or approximately 99%) is attributable to the June 12, 2006 License Agreement, for which we issued 5,869,565 shares of our common stock to CalTech.  The material components of total operating expenses consisted of $1,930,209 in general and administrative expenses and $1,088,104 in research and development costs specifically related to the EPC technology. Approximately 92% of our general and administrative expenses can be attributed to four major categories; (1) professional fees in the amount of $760,917 for services performed to  obtain the necessary capital and other resources necessary to develop the technology, (2) $439,501 on public and investor relations, advertising and marketing , (3) $360,148 on website design, development, installation and operations, and (4) $206,649 in legal fees.  Approximately 87%, or $949,200, of the research and development expenses was paid to NASA in accordance with the task plan identified above.  Since our focus is research, development and the commercialization of technology, we expect to incur additional research and development costs for the foreseeable future.  In addition, during the year ended December 31, 2006 we paid $2,795,006 in executive compensation, as well as incurred $20,166 in depreciation expense related to our computer equipment and bus purchased from Hydrogenics.  Since our inception through December 31, 2006, we have purchased computer equipment for cost of $21,075 and a bus for $775,000, both of which, net of depreciation expense, is currently valued at $777,813.

Without having realized operating revenues, our operating loss for the year period ended December 31, 2006 was $14,055,877.  We expect to continue to incur ongoing operating losses for the foreseeable future, because the Technology acquired in the Technology Contribution Agreement is still in the research and development stage.  As a result, we do not currently have any revenue generating potential and will not until we are able to demonstrate the commercial ability of our Technology effectively, of which there can be no assurance.

Since our inception, we realized total other income of $14,907, consisting solely of interest income.

Additionally, we incurred interest expense in the amount of $456,796 during the year ended December 31, 2006, of which $50,056 is attributed to a private offering of securities conducted on February 9, 2006, whereby we raised $750,000 in bridge loan financing from three non-affiliated individuals.  The notes were due on August 9, 2006, bearing an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The maturity date of the notes was subsequently extended to October 9, 2006.  The notes were repaid on September 29, 2006. The three note holders were granted the right to purchase a total of 750,000 shares of our common stock for a weighted average exercise price of $375,000 or $0.35 a share.  The aggregate fair value of such warrants totaled $92 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of the warrants of 6 months.

In addition during the period July 7, 2006 through September 27, 2006 we obtained bridge loans, aggregating $675,000 from one corporate shareholder (Lynn-Cole Capital )and one non affiliated entity.with a due date of December 29, 2006. The loans were repaid on October 2, 2006.  Interest expense in the amount of $391,740 has been recorded for the bridge loans and warrants issued in conjunction with these loans. The two note holders were granted the right to purchase a total of 1,900,000 shares of our common stock for a weighted average exercise price of $2,584,000 or $1.36 a share.  The aggregate fair value of such warrants totaled $382,564 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

After taking other income and expenses into account, our net loss was $14,497,768 during the year ended December 31, 2006 and $14,578,445 from our inception to December 31, 2006.

As of December 31, 2006, we had $5,047,968 of cash on hand and held certificates of deposit in the amount of $2,014,767. We believe this cash and the funds derived from our private placement of our common stock described below should be sufficient to continue our operations as a development stage company for the next twelve to eighteen months.  If we expect to continue to pursue our business plan and develop our EPC Technology, we may need to raise additional capital by issuing common stock or debt securities in exchange for cash.

Total expenses for the three month period ended March 31, 2007 were $2,764,150.  Approximately 13% of these expenses were research and development costs related to engineering work performed for us by the JPL and other firms supporting our project. In addition to the research and development costs for the three months ended March 31, 2007, we incurred $464,056 in general and administrative expenses, of which $119,475 can be attributed to legal, and professional fees related to registration of our common stock, the settlement with Foote and Winfield, and public entity accounting and reporting requirements. We also incurred $1,800,000 in settlement expenses and recorded them as a part of normal operating expenses.  In addition, we incurred $77,140 in executive compensation and $48,087 in depreciation.

In comparison, total expenses during the three month period ended March 31, 2006 were $3,150,066.  A material component of total expenses during this period was attributable to $350,000 in research and development costs specifically related to the power cell technology acquired under the Technology Contribution Agreement. In addition to research and development expenses, for the three months ended March 31, 2006 we also incurred $322,815 in general and administrative expenses, $2,477,110 in executive compensation and $141 in depreciation.

We continued to not realize operating revenues during the three month period ended March 31, 2007 and our operating loss for the period was $2,764,150 while our operating loss from inception to March 31, 2007 was $16,900,706.  We expect to continue to incur ongoing operating losses for the foreseeable future, because the EPC Technology acquired in the Technology Contribution Agreement is still in the research and development stage as indicated above.  As a result, we do not currently have any revenue generating potential and will not until we are able to effectively demonstrate the commercial ability of the EPC Technology, of which there can be no assurance.

In comparison, our operating loss for the period ended March 31, 2006 was $3,150,066.

For the three months ended March 31, 2007, we realized total other income of $21,743, consisting solely of interest income.  We also incurred interest expense in the amount of $3,234 during the three months ended March 31, 2007 compared to the $21,606 incurred for the three months ended March 31, 2006.  After taking other income and expenses into account, our loss from continuing operations was $2,745,641 during the three months ended March 31, 2007 and $3,171,672 for the three months ended March 31, 2006.

Liquidity and Capital Resources

The availability of capital resources is a limiting factor to our continuing research and development efforts as a renewable energy company.

On April 10, 2006, we entered into a letter of intent with Brookstreet Capital, an investment banking firm, to act as a placement agent in connection with a private placement of our unregistered common stock, pursuant to Regulation D, Rule 506, offered solely to accredited investors.  The private placement was conducted on a best efforts basis and there was no assurance that any or all of the securities offered thereby would be sold.   As of October 31, 2006, we sold 34,499,920 shares of our $0.001 par value common stock.  The aggregate gross proceeds received in this private placement was $12,074,935.

The warrants issued in conjunction with the private placement will generate approximately $2,414,994 in cash should all  6,899,982 warrants be exercised at $.35 per share.

During the three months ended March 31, 2007, we did not generate revenue nor obtain additional funding and no warrants were exercised .  We continued to utilize the funds derived from the private placement conducted through Brookstreet Capital.  This compares favorably to the three months ended March 31, 2006, where we obtained funds through private offering of debt securities.

The proceeds generated from the private placement should allow us to continue our EPC research and development program per our overall business plan as described in our plan of operation below.  However, there can be no assurance that these capital resources will result in profitable operations through the sale of commercial products and licenses.

During the three months ended March 31, 2007 we purchased fixed assets including an office facility for $575,000, additional computer equipment for $15,171 and made enhancements to our hydrogen powered bus for $20,848.

Management’s Plan of Operation

As described in Liquidity and Capital Resources, above, we raised gross proceeds of $12,074,935 in a private placement.  The warrants underlying the common shares issued in connection with this private placement may generate up to an additional $2,414,994 in capital over the next four (4) years beginning fiscal year 2007.  As of January 1, 2007 we had available to us approximately $7,062,735 to meet our operating requirements.  In planning for fiscal year 2007, to achieve our research and development goals we developed an overall operating budget of $3,650,000, including $2,100,000 for research and development projects.  In addition, we identified the following other major costs: (1) $717,000 for officer ($400,000) and employee ($317,000) compensation  These amounts are based on our current commitments to officers and employees and we do not anticipate these commitments to change during 2007., (2) $425,000 for advertising, marketing, website and new media operations, and (3) $260,000 for professional and legal fees.  These identified categories and costs are generally consistent with our expenses incurred during the year ended December 31, 2006 and remain consistent with the three months ended March 31, 2007.  We do not anticipate the purchase or sale of any major capital equipment, nor do we anticipate adding a significant number of employees.  The compensation amounts indicated above for both officers and employees do not reflect any stock options or grants that may be awarded during the course of the year in accordance with our Stock Incentive Plan.

Our efforts during fiscal year 2007 will be directed at achieving our research and development objectives, and represent at least 60% of our operating plan.  While we have established a budget for how we will spend our research and development funds, we may have to spend more dollars than planned.  However, given available funds and our plan for fiscal 2007, we anticipate that we have adequate capital resources complete our objectives for the year.

Working Capital

Net working capital is an important measure of our ability to finance our operations.  Given that our net working capital at December 31, 2006 was positive, and continues to remain positive through the three months ended March 31, 2007 and that our private placement efforts have been successful to date, we believe we have adequate working capital to maintain our research and development efforts during 2007 as a minimum.  We may need to obtain additional financing prior to having profitable commercial operations.

Commitments and Long Term Liabilities

On June 12, 2006, we entered into a License Agreement with California Institute of Technology, whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology, in exchange for 5,869,565 shares of our common stock with a fair market value of $8,217,391.  The License Agreement carries an annual maintenance fee of $50,000, with the first payment due on or about June 12, 2009.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

On January 16, 2007, we purchased an office building for an aggregate price of $575,615.  A total of $287,959 has been paid and a tax credit has been recorded in the amount of $156.  The remaining balance of $287,500 is structured as an interest-only loan from a non affiliated third-party, bears an interest rate of 6.75% calculated annually, with monthly payments in the amount of $1,617 due beginning on February 16, 2007.  The entire principal balance is due on or before January 16, 2012.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets.  The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128), “Earnings Per Share”. We present basic loss per share (“EPS”) and diluted EPS on the face of statements of operations.  Basic EPS is computed by dividing reported losses by the weighted average shares outstanding.  Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock warrants were exercised into common stock.  For the years ended December 31, 2006 and 2005, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the stock warrants on our net loss.

Reporting on the costs of start-up activities

Statement of Position 98-5 (SOP 98-5), “Reporting on the Costs of Start-Up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 has had little or no effect on our financial statements.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2006 and 2005. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value was assumed to approximate carrying value for cash because it is short term in nature and its carrying amount approximates fair value.

Income Taxes

We follow Statement of Financial Accounting Standard No. 109 (SFAS #109), “Accounting for Income Taxes,” for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Segment reporting

We follow Statement of Financial Accounting Standards No. 130 (SFAS #130), “Disclosures About Segments of an Enterprise and Related Information.” We operate as a single segment and will evaluate additional segment disclosure requirements as we expand our operations.

Dividends

We have not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Recent Pronouncements

In December 2004, the FASB issued a revised Statement of Financial Accounting Standards No. 123 (SFAS #123R), “Share-Based Payments.” SFAS #123R replaced Statement of Financial Accounting Standards No. 123 (SFAS #123), “Accounting for Stock-Based Compensation,” and superseded Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” In March 2005, the U.S. Securities and Exchange Commission ( “SEC”) issued Staff Accounting Bulletin No. 107 (SAB 107), which expresses views of the SEC staff regarding the interaction between SFAS #123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS #123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. SFAS #123R required public companies to apply SFAS #123R in the first interim or annual reporting period beginning after June 15, 2005. In April 2005, the SEC approved a new rule that delays the effective date, requiring public companies to apply SFAS #123R in their next fiscal year, instead of the next interim reporting period, beginning after June 15, 2005.

SFAS #123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period. It requires implementation using a modified version of prospective application, under which compensation expense of the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption. SFAS #123R also allows companies to adopt SFAS #123R by restating previously issued statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under SFAS #123. We have adopted SFAS #123R. It is management’s position that SFAS #123R does not have a material effect on our financial statements and disclosures.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS #154), “Accounting Changes and Error Corrections.” SFAS #154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS #154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. .  The adoption of SFAS 154 is expected to have a material impact on our financial statements and disclosures based on the restatement of the second quarter of 2006.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS No. 157"), which establishes a formal framework for measuring fair value under GAAP.  SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements.

Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards.  SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123(R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

BUSINESS

Our Electric Power Cell System

A power or fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion.  Our EPC system began with research directed by Howard Foote and Elliott Winfield, on behalf of Universal Power Vehicles Corporation (“UPV”), into the use of magnesium and water in a metal-air battery to generate power for extending the range of all-electric fleet vehicles, the byproduct being magnesium hydroxide.

In September 2005, UPV entered into a task plan with Jet Propulsion Laboratory (“JPL”), a Federally Funded Research and Development Center for the National Aeronautics and Space Administration (“NASA”) (the “Task Plan”).  The California Institute of Technology (“CalTech”) is the operator of JPL and assignee of its patent and technology rights.  It was believed that Mr. Foote had previously worked with JPL as a contracting party.  JPL is a lead center for battery and fuel cell research in the country, with a strong background in the understanding of aqueous batteries based on reactive metals.  JPL’s capability encompasses materials development, cell design and development, system integration, analysis of performance, modeling and study of failure mechanisms for batteries and fuel cells.

Under the Task Plan, JPL would determine the power requirements for vehicles identified by UPV, conduct a design study, identify operational issues for a 100 kW metal-air fuel cell system, and recommend the most promising approach.  JPL would then design, assemble and test a 100-watt proof-of-concept system based on the selected metal-air system.  JPL would then design, assemble and test a 1-kilowatt system based on experience generated in Phase II.

In 2006, Howard Foote filed four provisional patent applications relating to power and hydrogen generation and storage using a metal-oxygen electrochemical reaction.  A “provisional patent application” is a type of abbreviated patent filing that preserves rights in the invention while a “non-provisional” or “full” patent application is prepared and filed.  A provisional application may lack many of the requirements of a regular patent application, including patent claims, oath or declaration, or any information disclosure (prior art) statement.  A non-provisional patent application filed within one year of the provisional application receives an effective filing date of the provisional application.

On February 15, 2006, Howard Foote and Elliott Winfield assigned to us all rights, titles and interests in and to the electric power cell system in development pursuant to the Technology Contribution Agreement filed with our Form 8-K on February 22, 2006.  Foote and Winfield further agreed to work towards various technology development benchmarks.  Mr. Foote, Mr. Winfield, and UPV subsequently signed more comprehensive assignment agreements transferring to us all rights they might have in and to: (1) the present technology; (2) any future intellectual property relating to the technology; (3) the JPL Task Plan; and (4) the Foote provisional patent applications.  Mr. Foote assumed the role of our Chief Technology Officer, responsible for overseeing the work of JPL.  Mr. Winfield assumed the role of  Director of International Business Development.  Mr. Winfield subsequently voluntarily resigned from the company in November 2006.  We do not believe Mr. Winfield’s departure from the company has had, or will have, any impact upon the company’s ongoing business plans.

Based on the research of  JPL first initiated by Mr. Foote and subsequently directed and funded by us, the EPC system now comprises a reaction chamber for producing hydrogen into which magnesium is introduced with steam and produces a magnesium oxide byproduct, instead of magnesium hydroxide.  The pending patent application identifies this chemical reaction and process of generating hydrogen using an oxidation reaction that yields hydrogen and magnesium oxide.  .  Because hydrogen is not trapped in the hydroxide, we believe only half the water is needed for the generation of an equivalent amount of hydrogen at a lower temperature.  We believe this reaction can be achieved in a reactor that is onboard a vehicle, allowing for onboard hydrogen generation.  The hydrogen would then be burned in the fuel cell, producing electricity to power the vehicle.  If the EPC technology is commercially developed, then the time-consuming recharging and limited performance of conventional batteries may no longer be required.

We are seeking to design and license a cost efficient EPC system initially for use in motorized vehicles and industrial equipment.  We have entered into a development agreement with JPL, which is a federally funded research and development center sponsored by NASA, to develop, build and patent a prototype 100 kilowatts hydrogen-based electric power cell system which we refer to as our “EPC” or “electric power cell.”  We also have entered into a license agreement for certain exclusive patent rights and non-exclusive technology rights from CalTech.  CalTech is the operator of JPL and assignee of its patent and technology rights.

Under our agreement with JPL, we have hired it to engineer a magnesium-based system that produces a hybrid power source creating hydrogen to fuel a power cell for electricity on demand, for which we expect to pay JPL a total of $1,350,000.  The contract price was negotiated by Howard Foote on behalf of UPV and was based on the expected cost of equipment to be utilized and the engineering services to be performed.  The JPL contract is currently overseen by members of our staff. We do not believe Mr. Foote’s departure and his involvement in the JPL project has had, or will have, any impact upon the project or our ongoing business plans.

We are seeking to combine our system with existing hydrogen fuel cell technology to achieve safe, clean and reusable power.  We believe that available hydrogen fuel cell technology methods are bulky, unreliable, expensive or energy inefficient and that a cost efficient EPC using our hydrogen generation and storage system may make future electric propulsion devices as practical as the current generation of gasoline-powered systems.  If we are successful in commercially developing our EPC system, we intend to sublicense the technology under our exclusive license agreement with CalTech for a broad range of applications including various types of motorized vehicles and industrial equipment.  We also hope to derive revenue from other related technology license and sublicense fees.

The research and development performed by JPL under the Task Plan and funded by us has significantly advanced the EPC system beyond the original metal-air battery concept first proposed by Foote and Winfield.  The EPC system now comprises a reaction chamber for producing hydrogen into which magnesium is introduced with steam and produces a magnesium oxide byproduct, instead of magnesium hydroxide. The pending patent application identifies this chemical reaction and process of generating hydrogen using an oxidation reaction that yields hydrogen and magnesium oxide. Because hydrogen is not trapped in the hydroxide, we believe only half the water is needed for the generation of an equivalent amount of hydrogen at a lower temperature.  We believe this reaction can be achieved in a reactor that is onboard a vehicle, allowing for onboard hydrogen generation.  The hydrogen would then be burned in the fuel cell, producing electricity to power the vehicle.  If the EPC technology is commercially developed, then the time-consuming recharging and limited performance of conventional batteries may no longer be required.

On May 7, 2007, a non-provisional patent application was filed by Stinson Morrison Hecker LLP in the name of California Institute of Technology as assignee and us as exclusive licensee of  the technology, for a Method and System for Storing and Generating Hydrogen, claiming priority from a provisional application filed by CalTech on May 8, 2006.  The details of the patent application and invention are confidential until publication or issue.  The patent application is generally directed towards the hydrogen reactor design currently under development.

The current technology, which is the subject of the pending patent application, is a method for generating hydrogen in an on-board vehicle reaction chamber to fuel a fuel cell or modified engine on demand.  The information and diagrams in the Technology Contribution Agreement and JPL Task Plan involve a metal-air battery design.  Based on the research of JPL into the metal-air battery design, the technology has migrated from a basic metal-air battery concept to a hydrogen reactor.  Thus, the diagrams in the Technology Contribution Agreement and JPL Task Plan are not illustrative of the current technology.

We intend for our technology to use magnesium or a magnesium compound (e.g., magnesium hydride) and water in the form of steam as the primary starting materials/feedstock. Magnesium and/or magnesium oxide are the anticipated byproducts. Magnesium is a relatively abundant and benign material.  Other hydrogen generating systems use chemical hydrides (many of which are corrosive, toxic and/or explosive), steam reformation, and different types of starting materials and processes.  We believe our system has many advantages over existing systems, including safety, cost-effectiveness, and lower environmental impact.

There are different methods and means available for building the hydrogen reactor of the present technology, depending on the commercial application at issue.  As part of the patent application, we identified various potential reactor designs.  Proof of concept reactors have been, and are being, built and tested by JPL in cooperation with AirBoss Aerospace, Inc. and GreenMountain Engineering, LLC.

We now are in the process of investigating and analyzing third-generation reactor models.  Laboratory-scale test reactors are being used to gather data for the purpose of characterizing the reactor and constructing analytical design models.  It is anticipated that patent protection will be sought on one or more aspects or features of the third-generation reactor.  However, it is not our stated intent to manufacture reactors.  Rather, it is our intent to use the third-generation reactors to demonstrate the technology, and then license the technology and/or the reactor design to others for commercialization. The specifications of the commercial reactors have not yet been determined, and the designs will vary based on different customer application requirements.

Status of any announced new product or service

On March 19, 2007, we received a memorandum from the National Aeronautics and Space Administration’s Jet Propulsion Laboratory reporting that significant performance advancements have been made with regard to the EPC system, which is now known as Hydratus™, an on-demand hydrogen storage and delivery system fueled by magnesium and water, JPL has been developing on our behalf.  In summary, the JPL memo states that, in laboratory tests of the modified Hydratus™, the following has occurred:

1. Hydrogen-fuel storage capacity, by weight for the entire system, has increased from 4.7% to between 8% and 9%, depending on operating mode, allowing the modified Hydratus™ to meet the Department of Energy’s 2010 goal of 6% hydrogen storage capacity.

2. A drop in operating temperature of the modified Hydratus™ of 300-400 degrees Centigrade. This will allow the use of less expensive materials in system construction.

3. The amount of heat generated by the modified Hydratus™ has decreased significantly by approximately 80%.  This is expected to result in reduced system complexity, in terms of cost and size.  Additionally, because less energy is generated, and subsequently wasted during operation, the operational efficiency of the reaction products is increased by approximately 400%.

As a result of the technical, performance and cost advancements, JPL has recommended all future research and development efforts be shifted to focus on the modified Hydratus™ and all associated systems and processes.  JPL and Ecotality have agreed to develop and test a 7kW reactor prototype, which JPL believes is suitable to power various commercial applications, as well as can be scaled for future systems.  Additionally, JPL and Ecotality plan to design and test a full-size 65kW Hydratus™ reactor suitable for application in a bus.  We believe the modified 65kW Hydratus™ reactor will be implemented in a proof of concept vehicle in the second half of 2007.

On June 11, 2007, we signed an agreement to purchase the assets of the FuelCellStore.com, a small web based seller of educational fuel cell products. The FuelCellStore.com product line includes demonstration kits, educational materials, fuel cell systems and component parts.  It also offers consulting services on establishing educational programs for all levels of educational institutions.  The company is significantly smaller than we are and will not in our judgement require us to provide audited financial statements if we complete the purchase of it. We intend to operate FuelCellStore.com through our recently incorporated wholly-owned subsidiary, Ecotality Stores, Inc.

On June 17, 2007 we bought the assets of the FuelCellStore.com for $350,000 in cash and  300,000 shares of our common stock   We have identified $179,775 in merchandisable inventory through a physical count, $8,600 in fixed assets including furniture, fixtures and equipment using estimated liquidation values as the basis for establishing depreciation schedules going forward, and approximately $23,500 in current accounts receivable.The difference between the assets identified above and the selling price will be allocated to goodwill.  In consultation with our independent accountant we believe the goodwill will be deemed to be impaired and written off.

Stage of Commercialization of the EPC Technology

JPL, under its agreement with us,  has completed  tesing of the EPC technologyon lab scale models of the reactor resulting in announced results and improvements. Its research is ongoing on our behalf and will continue throughout the implementation stages of the technology. Under the guidance of JPL we have engaged three additional engineering firms to accelerate the development of the actual Hydratus reactor with sufficient continuous hydrogen output to power a 65 KW fuel cell for implementation in a bus power system. Major system designs have been completed and ramping scale models are being tested. It is our intention to have a proof of concept reactor power a vehicle in early 2008. Additionally, we are completing designs for 7-10kw systems for uses outside of vehicular applications. We are in discussions with vehicle manufacturers for implementation of the system in their vehicles, but have not reached any formal or informal written or oral agreements.  Additional development is being undertaken on the balance of system plans, and this is expected to be completed concurrently with the proof of concept reactor. It is our intention at the point of “proof of concept” to seek to license the technology to vehicle manufacturers as well as other companies interested in smaller systems.

Competition

There are a number of technologies which will compete with our EPC/Hydratus™, including a number of alternative energy sources and systems that are either in use or are under development around the world.  These technologies are being researched and developed by some of the largest companies in the world and may result in the development of technologies superior to the EPC/Hydratus™ technology.

Currently, the primary competing energy systems are:

•

Hydrogen Oxygen Fuel Cell.

Hydrogen oxygen fuel cells are the most publicized and widely supported technology because they are emission free.  Currently, we believe there are more than 130 companies and organizations developing fuel cell and other related technologies.  These fuel cells are expensive to operate and there are inherent problems in the technology with respect to economy of the fuel, safety, storage and refueling.  The United States government is committing significant research and development to this field and is addressing the high costs associated with the use of renewable hydrogen.  Additionally, just as with the EPC, a very large nationwide infrastructure change will be required for the construction of refueling stations.

•

Biofuels

Biofuels such as biodiesel, ethanol and methanol, are derived from agricultural products specifically grown for use as biofuels which include corn and soybeans, primarily in the United States, as well as flaxseed and rapeseed, primarily in Europe.  Waste from industry, agriculture, forestry and households such as straw, lumber, manure, sewage, garbage and food leftovers can also be used to produce bioenergy.  These products are used through an internal combustion engine process and emit exhaust.

•

Rechargeable Batteries.

A battery operated electric vehicle uses batteries to power an electric motor to propel the vehicle.  These vehicles produce no tailpipe emissions, and the batteries are recharged from the grid and from regenerative braking.  Types of battery electric vehicles in widespread use today include low-speed neighborhood electric vehicles, airport ground support equipment and off-road industrial equipment such as fork lifts.

Advantages of battery electric vehicles include no tailpipe emissions, use of cleaner electric energy produced through advanced natural gas and coal gasification technologies, energy security by displacing imported petroleum with domestic generated electricity, overnight battery recharging by plugging into a standard 110-volt household outlet, recycled energy from regenerative braking and  lower fuel and operational costs.

Limitations of battery electric vehicles currently include an extremely low mileage range between recharging, lengthy time for recharging the batteries, heavy weight of the batteries in the vehicle, and the large amount of space that the batteries occupy in the vehicle.  Current batteries contain hazardous chemicals, such as alkaline paste, lead-acid, lithium battery, lithium-ion battery, nickel-cadmium and zinc-carbon.  After use, these batteries need to be disposed of or contained to not further pollute or contaminate the environment.  The electricity needed to power the electric vehicles is produced in polluting power plants.  Other challenges of battery electric vehicles include the high cost of battery replacement, low energy density, limited durability, hazardous materials and the potential need for public recharging infrastructure.  Operation of battery electric vehicles in many cases costs the same as using petroleum based fuel when factoring in the battery replacement cost.

Marketing Strategy

Our initial design and anticipated marketing of the EPC technology focuses on the transportation industry.  Due to the requirement for special refueling stations, we are initially targeting fleet vehicle applications, such as buses, mail and delivery vehicles where the vehicles centrally refuel daily and single refueling stations will be adequate.  If we are successful in commercially developing the EPC technology, we expect to initially design and install the EPC first in a transit bus.  This vehicle will be widely toured in an attempt to offer visual proof of the EPC technology.

We may seek to market the technology to existing fuel retailers as a potential adjunct to their existing petroleum based products.  We also intend to market the technology through alternative energy seminars, conventions and industry events, and may be creating a multimedia traveling display of the technology for use in such events.

In December 2006 we acquired at a cost of $750,000, a hydrogen powered bus from Hydrogenics of Canada, along with an engineering package intended to complete the transition of the vehicle from pure hydrogen power to our hydrogen system.  We have agreed to team with Arizona Public Service (APS) to use the bus to showcase hydrogen technology as a viable renewable technology applied in public transportation, and to introduce us as an Arizona developer in the field. Additionally Ecotality, APS, Arizona Science Center, and other sponsors will use the bus as the host for the International Youth Fuel Cell Competition and other activities related to education and public awareness.

Patents and Other Proprietary Rights

We filed four provisional patent applications in 2006 relating to the EPC technology, CalTech has filed one provisional patent application in May 2006 and we expect that CalTech will apply for additional patents.  A “provisional patent application” is a type of abbreviated patent filing that preserves rights in the invention while a “non-provisional” or “full” patent application is prepared and filed.  A provisional application may lack many of the requirements of a regular patent application, including patent claims, oath or declaration, or any information disclosure (prior art) statement.  A non-provisional patent application filed within one year of the provisional application receives an effective filing date of the provisional application.

Our provisional patent applications were directed to a metal-air battery and our EPC fueled by magnesium with a recycling system for replenishing the magnesium and electrolyte supply used for power generation, as well as a power cell fueled by hydrogen with a recycling system for replenishing the metal supply used for hydrogen generation. In anticipation of filing non-provisional patent applications, we reviewed and considered all our provisional patent applications, as well as the CalTech provisional patent application. It was determined that the CalTech provisional patent application best embodied the technology desired by us, and that the Foote provisional applications either duplicated the CalTech provisional patent or embodied magnesium metal-air battery technology no longer of interest to us.  Thus, some of the Foote provisional applications have been allowed to lapse by the failure to file non-provisional applications based thereon. On May 7, 2007, a non-provisional patent application was filed by Stinson Morrison Hecker LLP in the name of California Institute of Technology as assignee and Ecotality, Inc. as exclusive licensee of the technology, for a Method and System for Storing and Generating Hydrogen, claiming priority from a provisional application filed by CalTech on May 8, 2006.  The details of the patent application and invention are confidential until publication or issue. The patent application is generally directed towards the hydrogen reactor design currently under development.

On June 12, 2006, we entered into a License Agreement with California Institute of Technology, which operates JPL, whereby we acquired certain exclusive licensed patent and/or patent applications rights and improvement patent rights related to research performed under the JPL Task Plan No. 82-10777, entitled “Mechanically-Fed Metal-Air Fuel Cell As A High Energy Power Source” (“Task Plan”), as well as a nonexclusive licensed technology rights developed as a result of the Task Plan.  The license agreement with CalTech relates to CalTech’s rights to patents and technology based on inventions that are:  (a) identified in the license agreement, (b) developed under the development agreement with JPL, (c) related to electric power cell technology developed at JPL with the involvement of our personnel, or (d) funded, in whole or in part, by us (the “CalTech Rights”).  As partial consideration paid in connection with the License Agreement, we issued 5,869,565 shares of our common stock to CalTech with a fair market value of $1.40 per share, based upon the closing price of our common stock on June 12, 2006, for a total aggregate value of $8,217,391.  Furthermore, we are obligated to pay an annual maintenance fee of $50,000 to CalTech, beginning on June 12, 2009, continuing until the expiration, revocation, invalidation or unenforceability of the last exclusively licensed patent rights or improvement patent rights.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

With regard to patented CalTech Rights, CalTech has granted us the exclusive worldwide license, with the right to grant and authorize sublicenses, to make, have made, import, use, sell, and offer for sale any products, devices, systems, articles of manufacture, and compositions of matter, or processes or services that are covered by the patented CalTech Rights.  With regard to non-patented CalTech Rights, CalTech has granted us a non-exclusive worldwide license, with the right to grant and authorize sublicenses, to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit products, devices, systems, articles of manufacture, and compositions of matter, or processes or services that utilize the technology covered by the non-patented CalTech Rights.  The non-patented CalTech Rights include technology necessary for the development or use of our products or services, as may be disclosed in any patent applications filed by CalTech or requested by us and consented to by CalTech.

All license rights granted by CalTech are subject to a reservation of rights by CalTech for non-commercial education and research purposes and U.S. Government rights provided under the Bayh-Dole Act, 35 U.S.C. § 200 et seq. and 37 C.F.R. § 401 et seq. as indicated below.

Government Regulation

Our EPC may be subject to regulation under the 2002 National Electric Code (“NEC”), which is a model code adopted by the National Fire Protection Association that governs, among other things, the installation of fuel cell systems.  Accordingly, any of our systems installed in a jurisdiction that has adopted the 2002 NEC must be installed in accordance with Article 692.  In addition, product safety standards have been established covering the overall fuel cell system and the power conversion electronics.  There may be new regulations with respect to fuel cells, but we do not currently know the extent to which any new regulations may impact our ability to distribute, sell or install and service the EPC.  If the EPC reaches the commercialization stage and we begin distributing our systems to our early target markets, federal, state or local government entities may seek to impose regulations.

The Federal Bayh-Dole Act requires CalTech to grant to the Federal government a worldwide, non-exclusive, non-transferable, irrevocable, paid-up license in connection with any invention developed under the license agreement.  Therefore, under this provision, the Federal government would have a license to use each subject invention for NASA-related applications and for other applications of the Federal government.

The Federal government also retains “March-in Rights, ” which would allow the Federal government to grant licenses to others if:  (1) we do not “achieve practical application” of a subject invention (i.e., commercialize the technology); (2) such action is necessary to alleviate health or safety needs that are not reasonably satisfied by us; (3) such action is necessary to meet requirements for public use specified by federal regulations and such requirements are not reasonably satisfied by us; or (4) such action is necessary because we and/or our sublicensees are manufacturing patented products outside of the United States.  We believe that the Federal government has never exercised its March-in Rights with regard to any patented technology since the Bayh-Dole Act was enacted in 1980.

Employees

As of June 11, 2007, we had five employees.  None of these employees is covered by a collective bargaining agreement and we consider relations with our employees to be good.

Offices

Until January 22, 2007, we leased approximately 800 square feet of office space at 2940 N. 67th Place in Scottsdale, Arizona, for our corporate offices based upon a one-year lease terminating on April 30, 2007, at a cost of approximately $1,094 per month.  On January 19, 2007, we closed on the purchase of a 1750 square foot stand alone office building located at 6821 E. Thomas Road in Scottsdale, Arizona.  The purchase price was $575,615 of which we paid $287,959 in cash, recorded a tax credit of $156 and signed a five year interest only (6.75%) promissory note for $287,500 with the owner of the building.  The lease on the initial office space was assumed by the owner of that office space at no cost to us.

MANAGEMENT

Directors and Executive Employees

The names and ages of our directors and executive officers and their positions are as follows:

Name	Age	Position
Jonathan R. Read	49	Chief Executive Officer, President and Director

Harold W. Sciotto	67	Director

Barry S Baer	63	Chief Financial Officer

Jerry Y.S. Lin, PhD	47	Director

Officers and Directors

Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

We currently have no compensation committee or other board committee performing equivalent functions.  Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

We currently have a non-independent Audit Committee consisting of Harold Sciotto as Chairman and Barry Baer.  There were no meetings of the Committee during 2006.

Jonathan R. Read, Chief Executive Officer, President and Director

From 1976 to 1978, Mr. Read was a Regional Manager for Specialty Restaurant Corporation, operating a theme dinner house throughout California.  From 1979 to 1984 he was Managing Director for a group of international companies based in Malaysia, Indonesia and Singapore ranging from hospitality interests to manufacturing and real estate.  From 1984 until he sold that company in 1989, he was the Chairman and Chief Executive Officer of Shakey’s International, a worldwide restaurant chain with operations in the United States, Southeast Asia, Japan, South America, Mexico, Europe and the Caribbean.  In 1986, Mr. Read founded Park Plaza International (Park Inn International/ Park Plaza Worldwide) and served as Chairman and CEO from 1986 to 2003.  He expanded Park Plaza from four hotels into a global hotel group.  He built, owned, operated, managed, and franchised hotels across the United States as well as in England, France Germany, Switzerland, Holland, Belgium, Hungary, Austria, Ireland, Scotland, Spain, Poland, South Africa, Australia, New Zealand, Malaysia, Indonesia, Hong Kong, Philippines, New Guinea, Vietnam, Japan, Tahiti, Israel, Saudi Arabia, Dubai, Lebanon, Jordan, Mexico, Costa Rica and  Brazil.  Mr. Read sold the companies to Carlson Hospitality and Golden Wall Investments in 2003 and was an investor for his own accounts until he joined us in 2005.

Harold W. Sciotto, Director

Mr. Sciotto was employed from June 1964 until his retirement in May 1993, by Sears Roebuck & Company in various sales and management positions.  These positions encompassed store sales and department management positions, such as store merchandise manager, district business manager for six states and store manager of three stores in Arizona.  His duties included sales, advertising, personnel management, financial statement preparation and accounting.  From 1989 through the present, Mr. Sciotto has also been an independent business consultant to various early-stage business ventures.  He was our Chief Executive Officer from April 2005 through February 2006, when he served as our Chief Financial Officer from February 2006 through December 2006.  Mr. Sciotto currently serves as Corporate Secretary and a Director.

Jerry Y.S. Lin, Director

Dr. Lin has been a professor of chemical engineering and Interim Department Chair of the Department of Chemical and Materials Engineering at Arizona State University since January 2005.  Dr. Lin joined the faculty of the University of Cincinnati in 1991, where he was a professor of chemical engineering and co-director of the NSF Center for Membrane Applied Science and Technology until 2005.  His areas of expertise include inorganic membranes, solid oxide fuel cells, adsorption and catalysis.  Dr. Lin has published over 150 referred journal publications and holds three patents.  Dr. Lin has given 100 invited lectures to academia and industry around the world.  He received his B.S. degree from Zhejiang University in China and M.S. and PhD degrees from Worcester Polytechnic Institute in the U.S., all in chemical engineering.  He was a post-doctoral staff member at the University of Twente in the Netherlands.

Dr. Lin has received numerous international professional and academic awards.  He has also headed many research programs funded by such agencies as the U.S. Department of Energy and Department of Defense and private sector companies such as Amoco, BP, Exxon, Honda and the Petroleum Research Board.  He is on the Board of Directors of North American Membrane Society and editorial boards of several journals.  Dr. Lin is the conference chairman of the 8th International Conference on Inorganic Membranes (ICIM8).

Barry S Baer, Chief Financial Officer

Colonel Barry S. Baer joined us as our Chief Financial Officer in December, 2006. He has had an extensive career and was the CFO at Obsidian Enterprises from February 2003 to March 2004, and at a number of manufacturing corporations including Max Katz Bag Company (March 2004 to the present), Apex Industries (August 2002 to December 2003) and Pharmaceutical Corporation of America (March 1993 to August 2002). Previously, he worked with the City of Indianapolis as its Director of Public Works.  Currently, Colonel Baer also serves as CFO for Favored, Inc (FVRK.PK) and is a member of the State of Indiana Unemployment Insurance Board.

He was a member of the U.S. Army from 1965 to 1992 ending his career as a Colonel. He received his certification as a Certified Public Accountant while serving on active duty in the Army. Colonel Baer's military service includes Commander of an armored cavalry troop in Vietnam; Director of the Accounting Systems for the U.S. Army; Commander of the 18th Finance Group during Operation Desert Shield/Desert Storm in the first Gulf War and Deputy Chief of Staff for Resource Management for the Army Material Command.

Colonel Baer earned  a BS (Accounting) and an MBA from the University of Colorado.  He devotes approximately  45% of his time to other business interests.

Employment Agreements and Executive Compensation

In February 2007, we entered into a one-year employment agreement with Mr. Read for an annual salary of $220,000.  On such same date, we renewed our employment agreement with Mr. Sciotto, providing for an annual salary of $120,000 per year.

Summary Compensation Table

The following table sets forth, for the last two completed fiscal years ended December 31, 2006 and 2005, the cash compensation paid by the Company, as well as certain other compensation paid with respect to those years and months, to the Chief Executive Officer and, to the extent applicable, each of the three other most highly compensated executive officers of the Company in all capacities in which they served:

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity I ncentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)

Jonathan R. Read	2006	120,000	0	2,475,006(1)	0	0	0	0	2,595,006
CEO and President

Harold W. Sciotto	2006	120,000	0	0	0	0	0	0	120,000
Secretary and	2005	0	0	0	0	0	0	0	0
Treasurer

Howard A. Foote (3)	2006	60,000	100,000(2)	0	0	0	0	0	160,000
CTO

Elliott Winfield (3)	2006	60,000	0	0	0	0	0	0	60,000

Notes:

1. On February 15, 2006, we issued 7,500,018 shares of our $0.001 par value common stock to Mr. Read  as  compensation for services valued at $2,475,006, calculated at $0.33,per share which was the closing price of our common stock on March 2, 2006, the date our stock began trading on the Bulletin Board.

2. Universal Power Vehicles was paid a total of $100,000 during the year ended December 31, 2006 for consulting services related to the development of our power cell technology.  UPV is owned and controlled by Howard A. Foote.

3. Messrs. Foote and Winfield are no longer employed by us.

Directors' Compensation

During the year ended December 31, 2006, we had no formal or informal arrangements or agreements to compensate our director for services he provides as director of our company.

Equity Incentive

In January 2007 we adopted, subject to stockholder approval, an equity incentive plan which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors.  Incentive stock options are issuable only to our eligible officers, directors and key employees.  Non-statutory stock options are issuable only to our non-employee directors and consultants.

The plan is administered by our Board of Directors.  Currently, we have 10,000,000 shares of common stock reserved for future issuance upon the exercise of stock options granted under the plan.  Under the plan, the Board of Directors determine which individuals will receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted.  No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant.  The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee.  Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the plan grant.  Options under the plan must be granted within ten years from the effective date of the plan and the exercise date of an option cannot be later than five years from the date of grant.  Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance.  Shares issued upon exercise of an option will rank equally with other shares then outstanding.

Liability and Indemnification of Officers and Directors

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•

A breach of a director’s duty of loyalty to us or our stockholders;

•

Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

•

A transaction from which a director received an improper benefit; or

•

An act or omission for which the liability of a director is expressly provided under Nevada law.

Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful.  Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.  Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND

BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 106,999,906 shares of common stock outstanding.  The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus assuming all shares of preferred stock have been converted into common stock by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.  Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The addresses of all executive officers and directors are in care of our company.

Name, Title and Address of Beneficial Owner of Shares	Amount of Beneficial Ownership	Percent of Class(1)

Jonathan R. Read, President, CEO and Director (2)	7,500,018	7.0%
Harold W. Sciotto, Secretary, Treasurer and Director (2)	35,558,924,	33.2%
Barry S. Baer, Chief Financial Officer (2)	0	0%
Jerry Y.S. Lin, Director (2)	0	0%

All Directors and Officers as a group (4 persons)	43,058,942	40.2%

California Institute of Technology (JPL) (3)	5,869,565	5.5%
Enable Growth Partners, LP (4)	7,285,715	6.8%
Enable Opportunity Partners, LP (5) (6)	857,143	0.8%
Pierce Diversified Strategy Master Fund LLC	428,572	0.4%

All Officers, Directors and Beneficial Owners	57,499,937	53.7%

Notes:

1.

Percent of class is based upon an aggregate of 106,999,906 shares issued and outstanding as of April 11, 2007.

2.

The address for these shareholders is: c/o Ecotality, Inc., 6821 E. Thomas Road, Scottsdale, AZ 85251.

3.

The shares of our common stock held by California Institute of Technology (JPL) were placed with the Bank of New York’s nominee name of Hare & Co. at One Wall St., New York, NY 10286.

4.

The address for Enable Growth Partners, LP is One Ferry Building 255, San Francisco, CA 94111.

5.

Enable Growth Partners, LP , Enable Opportunity Partners, LP and Pierce Diversified Strategy Master Fund LLC collectively own an aggregate of 8,571,429 shares of our common stock, or 8.0% of our total issued and outstanding shares as of February 6, 2007.

6.

The address for Enable Opportunity Partners, LP is One Ferry Building 255, San Francisco, CA 94111.

7.

The address for Pierce Diversified Strategy Master Fund LLC is One Ferry Building 255, San Francisco, CA 94111.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

We have outstanding and are registering by this prospectus an aggregate of 34,499,920 shares of common stock and 6,899,982 shares of common stock underlying warrants, held by the selling stockholders. These securities were issued in connection with our October 2006 private placement to a group of 277 accredited investors through Brookstreet Securities Corporation. The private placement involved the sale of the 34,499,920 shares to the investors for $.35 per share and the issuance of 6,899,982  warrants  exercisable at $0.35 per share until October 27, 2011. Gross proceeds of the placement were $12,075,000 and placement agent fees and expenses totaled $1,619,456 comprised of an 8% sales commission, 2% marketing allowance and 3% non-accountable expense allowance.   Our agreement with the private placement investors included a penalty of 1% per week for up to 10 weeks if we failed to obtain effectiveness of this prospectus by April 5, 2007.  Accordingly, we will be required to issue 3,449,992 shares of our common stock pro rata to the investors but we are not required to register these shares.

The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder.  The selling stockholders listed below are offering for sale all shares listed following their names.  None of the selling stockholders is required to sell any of their shares at any time.

The shares may be offered from time to time by the selling stockholders.  Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

None of our selling stockholders are officers, directors or 10% or greater stockholders.  None of our selling stockholders, except Brookstreet Securities Corporation and its employees, Grant Bettingen, Westcap Securities, Inc and Frederick and Company are broker-dealers or affiliates of broker-dealers.  These broker –dealers are acting as underwriters in connection with the distribution of the common stock and common stock underlying the warrants.

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Adelman, Susan	225,000		*	225,000	*
Amyx, Carl Ray	75,000		*	75,000	*
Antcil, Paul		12,000	*	12,000	*
Arnold, Earnest		16,500	*	16,500	*
Aymond, David King	100,000		*	100,000	*
Barnholtz, Barry	71,429		*	71,429	*
Barson, Gregory		2,800	*	2,800	*
Bartlett, Burton		273,706		273,706
Bates, Michael	37,500		*	37,500	*
Bednarz, Mark	75,000		*	75,000	*
Bentley III, Thomas H.	37,500		*	37,500	*
Berarducci, Edward J.	37,500		*	37,500	*
Bernhardt, John L.	75,000		*	75,000	*
Betts, Tim M		205,714		205,714	*
Bibler, Richard	500,000		*	500,000	*
Bidigare Contractors., Inc. Michael Bidigare	75,000		*	75,000	*
Bietsch, Ronald A.	100,000		*	100,000	*
Blackaby, Brent	100,000		*	100,000	*
Blackaby, Michael	37,500		*	37,500	*
Blackaby, Earl S.	37,500		*	37,500	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Blankley Corp. Robert B Brumder	150,000		*	150,000	*
Bock, John	28,500		*	28,500	*
Bovarnick, Bennett	37,500		*	37,500	*
Braeger, David		52,571		52,571	*
Brainard, James C.	75,000		*	75,000	*
Brandt, James A.	100,000		*	100,000	*
Brookstreet Securities Corp. Steve Washburn		1,856,001		1,856,001	*
Brown, Monique	75,000		*	75,000	*
Brown, Timothy		6,000		6,000	*
Browne, Kevin		12,000		12,000	*
Bruxvoort, Duane	37,500		*	37,500	*
Bucci, Vincent A.	600,000		*	600,000	*
Burke, John J.	75,000		*	75,000	*
Byrum, Tony S.	37,500		*	37,500	*
Cabrera, Anthony M.	75,000		*	75,000	*
Cannon, William M.	142,860		*	142,860	*
Case, Whitt C.	150,000		*	150,000	*
Cavenaghi, Diego	42,000		*	42,000	*
Chambers, Guy W.	30,000		*	30,000	*
Cheyney III, Curtis P.	37,500		*	37,500	*
Christman, Richard M.	214,286		*	214,286	*
Christoph, Roger W.	100,000		*	100,000	*
Chun, Vivian Chan	30,000		*	30,000	*
Ciric, Steven		60,000		60,000	*
Clark Jr., Geroge M.	18,750		*	18,750	*
Colangelo, Richard	75,000		*	75,000	*
Comte, Frank A.	50,000		*	50,000	*
Connolly, Patrick	75,000		*	75,000	*
Contasti, Annette	75,000		*	75,000	*
Cowart, Jim C.	600,000		*	600,000	*
Culver, Lillard Wells III	57,143		*	57,143	*
Curtis, Mark		157,228		157,228	*
D'Agostino, Anthony	28,500		*	28,500	*
Dabney, Neil D		927,992		927,992	*
Devlin, John	150,000		*	150,000	*
Dimovich, Velko	75,000		*	75,000	*
Disher, William H.	75,000		*	75,000	*
Djordjevski, Guga	75,000		*	75,000	*
Dowdy, Lewis	45,000		*	45,000	*
Dultz, Michael		3,560		3,560	*
Dukes, Robert T.	53,900		*	53,900	*
Dunlap, David	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
East Valley Anesthesia, Inc. Bryan Hyman	75,000		*	75,000	*
Enable Growth Partners, LP Mitch Levine (1)	7,285,715		6.4%	7,285,715	6.1%
Enable Opportunity Partners, LP Mitch Levine (1)	857,143		*	857,143	*
Epstein, Craig	20,000		*	20,000	*
Faoila, Alan	75,000		*	75,000	*
Farina, Adam	37,500		*	37,500	*
Feldman, Alfred	75,000		*	75,000	*
Financial Security Corp. Richard Kerbs TTEE	30,250		*	30,250	*
Fisher, Alan M.	20,000		*	20,000	*
Frederick & Co., Inc. Lon P Frederick	100,000	222,657	*	322,657	*
Gaenslen, Eric	14,300		*	14,300	*
Gentile, Sylvain	75,000		*	75,000	*
Gest, Robert H		3,000		3,000	*
Gilchrist, James A.	37,500		*	37,500	*
Gleeson, Robert	30,000		*	30,000	*
Goldberg, Hersh J.	37,500		*	37,500	*
Gramlich, James V.	75,000		*	75,000	*
Grant Bettingen, Inc Sean Dignan		79,600		79,600	*
Green, Ronald	75,000		*	75,000	*
Groth, David	112,500		*	112,500	*
Gruner, Jill	75,000		*	75,000	*
Gunaratham, Joshua	10,000		*	10,000	*
Hanser, Jeff	150,000		*	150,000	*
Hayes, Susan Marie		927,992		927,992	*
Heimowitz, Denise	75,000		*	75,000	*
Heimowitz, Aaron		51,440		51,440	*
Henggeler, Ralph R.	37,500		*	37,500	*
Hester, Jack	75,000		*	75,000	*
Hoffman, David	45,000		*	45,000	*
Hofstedter, Alexander	50,000		*	50,000	*
Hoppe, Helmut	125,000		*	125,000	*
Horne, Dana	450,000		*	450,000	*
Hoyt, Bernard	37,500		*	37,500	*
Hubner, Harry	37,500		*	37,500	*
Huffman, Anthony	28,571		*	28,571	*
Huynh, Tri Q.	50,000		*	50,000	*
Hyman, Brian	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
I.B. Adelman TR Susan Adelman TTEE	75,000		*	75,000	*
Indelicato Rev TR Len Indelicato TTEE	60,000		*	60,000	*
James P. Alderman TR James Alderman TTEE	75,000		*	75,000	*
Jasin, Grace R.	75,000		*	75,000	*
Jeffrey K. Arnswald TR Jeffrey Arnswald TTEE	75,000		*	75,000	*
John D. Reno TR John Reno TTEE	75,000		*	75,000	*
John M. Wendler, Inc. John M Wendler	75,000		*	75,000	*
Johnson, C. Kenneth	37,500		*	37,500	*
Joni J. Lloyd TR Joni Lloyd TTEE	75,000		*	75,000	*
Joseph F. Pickering TR Joseph Pickering TTEE	100,000		*	100,000	*
Judith H. Lang TR Judith Lang TTEE	32,850		*	32,850	*
Kahan, Israel	37,500		*	37,500	*
Kalange, Thomas E.	100,000		*	100,000	*
Kalange Family Ltd Partnership Thomas Kalange	200,000		*	200,000	*
Kane , Brian C.	36,000		*	36,000	*
Keilholtz, Robert	75,000		*	75,000	*
Keilholtz, Helen	150,000		*	150,000	*
Kelly, Colleen	37,500		*	37,500	*
Kendall, John	37,500		*	37,500	*
Kerbs, Robert	37,500		*	37,500	*
Kleinberg, Devorah	150,000		*	150,000	*
Koch, Charles F.	75,000		*	75,000	*
Kofke, Robert L.	300,000		*	300,000
Kohli, Thomas	100,000		*	100,000	*
Kolosso, Paul M.	75,000		*	75,000	*
Konz, Gerald	300,000		*	300,000	*
Kramer, Carl Jay	75,000		*	75,000	*
Kuester, Dennis J.	71,428		*	71,428	*
Kyle M. Breshears TR Kyle Brashers TTEE	75,000		*	75,000	*
Lahar, David	300,000		*	300,000	*
Lange, Joseph M.	75,000		*	75,000	*
Larsen, Dale	125,000		*	125,000	*
Latham Sr., Robert	100,000		*	100,000	*
Lea, Jeffrey C.	18,750		*	18,750	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Lee Liv Tr Linda M Lee TTEE	30,000		*	30,000	*
Lehman, Tamar	150,000		*	150,000	*
Lewandowski, Robert	37,500		*	37,500	*
Life Design Financial Scott K Warner	75,000		*	75,000	*
Lightfoot, Ronald	37,500		*	37,500	*
Llewellyn & Alice Tietz	37,500		*	37,500	*
Loschky, Jerrard	28,571		*	28,571	*
Lunn Rev Tr Gerald Lunn Jr TTEE	10,000		*	10,000	*
Maiden, Jeffrey		53,992		53,992	*
Malich, Peter	142,900		*	142,900	*
Malicky, Eric	71,500		*	71,500	*
Maneck S. Wadia Fam Tr Maneck Wadia TTEE	150,000		*	150,000	*
Marcia A. Deberg TR Marcia Deberg TTEE	75,000		*	75,000	*
Marcias, Robert	37,500		*	37,500	*
Mark, Richard C.	300,000		*	300,000
Martiniak, Chris	22,857		*	22,857	*
Mead, Slade	285,714		*	285,714	*
Metcalf, Douglas R.	75,000		*	75,000	*
Michalski, Kevin	30,000		*	30,000	*
Michelson, Arthur	75,000		*	75,000	*
Mick, Richard	37,500		*	37,500	*
Millen, Randy		95,432		95,432	*
Moore, Don J.	100,000		*	100,000	*
Paul Schnetzky, IRA Rollover	55,000		*	55,000	*
James Riederer, IRA	100,000		*	100,000	*
Mosher, George	285,714		*	285,714	*
Mulchinock, David S.	37,500		*	37,500	*
Nakata, Steven	142,857		*	142,857	*
Neff, Tony L.	75,000		*	75,000	*
Neichin, Barry Mitchell	75,000		*	75,000	*
John D. Gruner, IRA	75,000		*	75,000	*
Susan Maki, IRA	37,500		*	37,500	*
Richard L. Kerbs TTEE	39,750	82,600	*	122,350	*
Joan M. Peterson, IRA	37,500		*	37,500	*
James Putnam, IRA	225,000		*	225,000	*
Lawrence J. Thiel, IRA	18,750		*	18,750	*
Deborah Van Der Hart, IRA	37,500		*	37,500	*
Stephen S. Holmes, IRA	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Rachel Antosofsky, IRA	37,500		*	37,500	*
Robert K. Harlan, IRA	75,000		*	75,000	*
Robert M. Dunaway, IRA	37,500		*	37,500	*
Dondald Van Der Hart, IRA	37,500		*	37,500	*
Robert Wandrai, IRA	75,000		*	75,000	*
Jill E. O'Neil, IRA	75,000		*	75,000	*
Frank H. Jones, IRA	75,000		*	75,000	*
Stephen T. Blaze, IRA	36,000		*	36,000	*
Ivan Norman, IRA	37,500	34,600	*	72,100	*
Morris Lasson PHD	43,000		*	43,000	*
Keith E. Schult, IRA	75,000		*	75,000	*
Thomas E. Kalange, Roth IRA	200,000		*	200,000	*
Adriaan C. Pruyssers, IRA	50,000		*	50,000	*
Johnnie J. Schult, IRA	75,000		*	75,000	*
Lance A. Dillenschneider	75,000		*	75,000	*
Robert Dukes, IRA	21,100		*	21,100	*
Jeffrey L. Schult, IRA	75,000		*	75,000	*
Walter J. Jasin, Jr. IRA	150,000		*	150,000	*
Franklin A. Dobrovich, IRA	75,000		*	75,000	*
Lynda S. Williamson, Roth IRA	72,000		*	72,000	*
Dennis Williamson, Roth IRA	28,000	184,000	*	212,000	*
Fredrick A. Ashbaugh, Roth IRA	75,000		*	75,000	*
Michael M. Reno, Roth IRA	75,000		*	75,000	*
Wendy I. Reimann, Roth IRA	75,000		*	75,000	*
Ivan Norman, IRA	75,000		*	75,000	*
Firoza Bilmonia, IRA	75,000		*	75,000	*
Yaz Bilimoria, IRA	75,000		*	75,000	*
Shirley J. Schult, IRA	75,000		*	75,000	*
Thomas A. Murrell, IRA	150,000		*	150,000	*
Ostrowski, Harry	75,000		*	75,000	*
Pakradooni, Peter B.	150,000		*	150,000	*
Palas, Belia		12,000		12,000	*
Pallotto, Peter	43,000		*	43,000	*
Panter, Steve W.	30,000		*	30,000	*
Park, Scott	75,000		*	75,000	*
Parkinson Family TR William Parkinson TTEE	37,500		*	37,500	*
Patel, Suryakant M.	250,000		*	250,000	*
Patrick Connolly &	75,000		*	75,000	*
Peter, Richard	37,500		*	37,500	*
Peterson, William Tyler	75,000	41,000	*	116,000	*
Phillips, Daniel W.	75,000		*	75,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Pierce Diversified Strategy Master Fund, LLC Mitch Levine (1)	428,572		*	428,572	*
Plunkett, Michael	75,000		*	75,000	*
Pogue, Richard W.	100,000		*	100,000	*
Porter, Tim	100,000		*	100,000	*
Preuss, Marvin D.	60,000		*	60,000	*
Pryor, Darryl		24,000		24,000	*
Putnam, James B.	75,000		*	75,000	*
Quinten & Marian Ward TR Quinten Ward TTEE	100,000		*	100,000	*
Raabe, Kent A.	100,000		*	100,000	*
Rabinovitz, Adolph	37,500		*	37,500	*
Regnier, Thomas D.	100,000		*	100,000	*
Reno, Michael M.	25,000		*	25,000	*
Richard F. McEntyre TR	56,251		*	56,251	*
Richard T. Langan Jr. TR Richard Langan TTEE	18,750		*	18,750	*
Rietz, Karola Kristina	50,000		*	50,000	*
Ristic, Simon	75,000		*	75,000	*
Rosenbaum, Philip		6,000	*	6,000	*
Robert C. Balderston TR Robert Balderson TTEE	150,000		*	150,000	*
Rush, David	14,500		*	14,500	*
Ryan, John	75,000		*	75,000	*
Sachs, Robert	100,000		*	100,000	*
Sankey, Daniel	37,500		*	37,500	*
Sao Marcos, David		473,025		473,025	*
Savoie Capital Management LP Robert Savoie	200,000		*	200,000	*
Schlosberg, Andrew	37,500		*	37,500	*
Schmucker, Richard	75,000		*	75,000	*
Schult, Robert E.	150,000	2,400	*	152,400	*
Schuster, Robert	14,500		*	14,500	*
Searfoss, Richard	86,000		*	86,000	*
Sharpe, James	12,500		*	12,500	*
Sheboygan Oral & Maxillofacial John Keller	75,000		*	75,000	*
Sheinkop, Jonathan	25,000	2,000	*	27,000	*
Shows, William M	25,000		*	25,000	*
Sibley, George W.	75,000		*	75,000	*
Silvestri, Robert	75,000		*	75,000	*
Sinadinoski, Lubisa	75,000		*	75,000	*
Skaggs, Don L.	150,000		*	150,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Skanavis, Peter M.	150,000		*	150,000	*
Sladky, Donald	37,500		*	37,500	*
Slomovics, Abraham	75,000		*	75,000	*
Smith, Marlin		6,000		6,000	*
Smith, Philip	37,500		*	37,500	*
Smith, Gordon Michael	75,000		*	75,000	*
Smith, Ronald		160,286		160,286	*
Smith, Ryan		4,000		4,000	*
Smith, Steven		30,000		30,000	*
Snider, Sharon J.	35,714		*	35,714	*
Somers, James		127,886		127,886	*
Somers, Jason	37,500		*	37,500	*
Spasovski, Ljupco	75,000		*	75,000	*
Stark, James	75,000		*	75,000	*
Steinmetz, Manny	120,000		*	120,000	*
Steven L. Deberg TR Steven Deberg TTEE	150,000		*	150,000	*
Stevens, Mark W.& Alice Wilhoit	150,000		*	150,000	*
Stierman, Charles	150,000		*	150,000	*
Stone, Lee		171,428		171,428	*
Stringer, Jr., Warren	300,000		*	300,000	*
Stuart Campbell TR Stuart Campbell TTEE	285,720		*	285,720	*
Swanson, Timothy		116,000		116,000	*
Talbott, Chad	37,500		*	37,500	*
Talbott, Cecil	37,500		*	37,500	*
Tarrant, Nicholas	75,000		*	75,000	*
Taxman, Andrea	15,000		*	15,000	*
Teall, Fred M	75,000	18,000	*	93,000	*
Teall, Michael		36,000		36,000	*
The Childre Rev. TR Doc Childre TTEE	357,142		*	357,142	*
The Darling Family TR Phillip Darling TTEE	75,000		*	75,000	*
The Dastur Family TR Jamshed Dastur TTEE	20,000		*	20,000	*
The E.C. Rector Liquid Estate Edgar Rector	150,000		*	150,000	*
The Hill Family TR Howard Hill TTEE	37,500		*	37,500	*
The Noble Family TR Warden H Noble TTEE	150,000		*	150,000	*

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
The Piva Family Revocable TR Gary Piva TTEE	115,000		*	115,000	*
The Robert A. Pecoraro Fam TR Robert Pecoraro TTEE	57,143		*	57,143	*
The Ruede Fam TR Bruce Ruede TTEE	75,000		*	75,000	*
Shimoff Second Amended & Restated TR Paul Shimoff TTEE	100,000		*	100,000	*
Theil, Lawrence J.	18,750		*	18,750	*
Tompkins, Michael J.	75,000		*	75,000	*
Trigon Inc., John Crotty	75,000		*	75,000	*
Vaccaro, Todd	37,500		*	37,500	*
VanWyngarden, Ronald		30,000		30,000	*
Vision Opportunity Master Fund Adam Benowitz	1,428,571		1.3%	1,428,571	1.2%
Vlad, Dumitru	75,000		*	75,000	*
Volheim, Randolph W.	37,500		*	37,500	*
Walter, James R.	600,000		*	600,000	*
Ward, Peter C.	75,000		*	75,000	*
Weiss, Marvin E.	80,000		*	80,000	*
Weissmueller, Jean	71,500		*	71,500	*
Westcap Securities, Inc Tim M Betts (1)		308,572		308,572	*
Whitehurst, Wayne	37,500		*	37,500	*
Wilhemy, Julie	37,500		*	37,500	*
Wohrle, Gary		10,000		10,000	*
Yanke, Charles	285,715		*	285,715	*
YKA Partners Ltd Kenneth Aldridge	75,000		*	75,000	*
Young, D. Patrick	75,000		*	75,000	*
Zbozinek, Ladislav	247,000		*	247,000	*
Zender, Kent	75,000		*	75,000	*
Zolessi, Leonel	75,000		*	75,000	*
TOTALS	34,499,914	6,899,982		41,399,896

•

*indicates less than 1%

•

(1) control  person

Information Regarding the Selling Stockholders

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•

Block transactions;

•

Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•

Privately negotiated transactions;

•

Through the writing of options on the shares;

•

Short sales; or

•

Any combination of these transactions.

The sale price to the public in these transactions may be:

•

The market price prevailing at the time of sale;

•

A price related to the prevailing market price;

•

Negotiated prices; or

•

Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933.  The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents.  As to a particular broker-dealer, this compensation might be in excess of customary commissions.  Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock.  There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders.  Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.  If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders.  Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder.  These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

In February 2006 we entered into a Technology Contribution Agreement with Howard Foote and Elliott Winfield which we refer to collectively as “F&W,” under which F&W contributed to us all of their right, title and interest in and to the EPC technology.  In exchange for the contribution of the EPC technology, we agreed to finance ongoing research and development of the technology up to $1,350,000.  The agreement is conditioned upon our ability to develop EPC technology that is determined to be commercially and technologically viable for mass production.  In the event we are unable to do so by February 2009 due to a lack of best efforts by F&W, abandonment of the project, or breach of employment agreements by F&W, then we may terminate the agreement and F&W will be responsible for reimbursing us for any funds expended by us, together with interest on the principal amount accrued at the rate of 15% per year.  In the event the agreement is terminated by us, the rights, patents and ownership of the intellectual property conveyed by F&W to us will revert to F&W and the shares will be returned to Mr. Sciotto, as described below.

In February 2006 an agreement was entered into by and between Harold Sciotto, our former President and majority stockholder, and Howard Foote under which Mr. Sciotto agreed to transfer ownership of 32,000,005 shares of our common stock to Mr. Foote.  The 32,000,005 shares were placed in an escrow account to be delivered to Mr. Foote: (i) upon delivery to us of an EPC system that is determined to be commercially and technologically viable for mass production, 16,000,003 shares of common stock shall be transferred to Mr. Foote and (ii) upon either (a) the acquisition of a hybrid transit bus company, or (b) our obtaining profitability, an additional 16,000,002 shares of common stock shall be transferred to Mr. Foote.  If at any time, until February 2009, we reasonably determine, in our sole discretion, that the EPC system is not commercially or technically viable, Mr. Sciotto may terminate the agreement, whereupon Mr. Foote must return any shares of common stock disbursed from the escrow account and the remaining portion of escrow stock remaining in the escrow account will be released to Mr. Sciotto.  Upon such termination of the agreement, all patent rights and the ownership of the intellectual property conveyed from Mr. Foote to us will revert to Mr. Foote. Simultaneously with the execution of the agreement, Mr. Sciotto entered into an identical agreement with Elliot Winfield pursuant to which 8,000,001 shares were placed in escrow to be delivered to Mr. Winfield, 4,000,001 and 4,000,000 shares, respectively.

On February 15, 2007, we entered into a Settlement Agreement and Release with Foote and Winfield and Universal Power Vehicles Corporation to settle and resolve all known disputes and uncertainties between them and us related to all agreements and contracts entered in heretofore concerning the fuel cell intellectual property and technology. Differences arose between us and Foote, Winfield, and UPV over the ownership of the early patents and differences in how we and they wished to handle the management of the project with JPL.  In accordance with the Settlement, Foote, Winfield and UPV confirmed the assignment, transfer and conveyance of all right, title and interest in and to the electric power cell and reactor technology being developed by us.  Further to this, for a period of two years from the effective date of the Settlement, Foote, Winfield and UPV are prohibited, without our prior written consent, from directly or indirectly, participating in any business in competition with us or from engaging in any business activities that are the same or substantially similar to our business activities during the terms Foote, Winfield and UPV were employed by, or were affiliated with, us.  As consideration, we paid to Foote, Winfield and UPV cash in the aggregate amount of $600,000.  Additionally, Foote, Winfield and UPV received common stock in the aggregate amount of 1,500,000 shares.  In compliance with a condition of the Settlement described herein, Howard Foote resigned as a Director of our Board of Directors, effective February 15, 2007.  All work being conducted in association with JPL is currently overseen by members of our staff. We do not believe Mr. Foote’s departure and his involvement in the JPL project has had, or will have, any impact upon the project or our ongoing business plans. Further, the settlement is not related to any findings regarding the commercial viability of the technology.  The Settlement Agreement provides that the Assignment Agreement dated September 7, 2006, remains in full force and requires Foote, Winfield and UPV to reasonably cooperate with us in connection with the preparation, filing, prosecution, maintenance and defense of the EPC technology in any suit for infringement of the EPC technology brought by us against a third party.

On February 15, 2007, Harold Sciotto, an officer and director, entered into an escrow agreement with Foote and Winfield, jointly, which cancels and supersedes separate prior escrow agreements entered into with each of Foote and Winfield, individually, on February 15, 2006.  The 2006 Escrow provided for the potential issuance of an aggregate of 40,000,082 shares to us, upon the achievement of certain performance standards, as set forth in said 2006 Escrow.  The 2007 Escrow provides for: (1) the immediate release of 1,500,000 shares of our Escrow Stock; (2) the immediate release from escrow and return to Harold Sciotto of 32,500,000 shares of Escrow Stock; and (3) the immediate release of 6,000,000 shares of Escrow Stock from escrow and delivery to us for cancellation.

During the period July 7, 2006 through September 27, 2006 we obtained bridge loans in varying amounts aggregating $357,500 from a corporate shareholder (Lynn-Cole Capital) with a due date of December 29, 2006.. The loans were repaid on October 2, 2006.  Interest expense in the amount of $195,870 has been recorded for the bridge loans and warrants issued in conjunction with these loans. The warrant holder was granted the right to purchase a total of 950,000 shares of our common stock for a weighted average exercise  price of $1,292,000 or $1.36 a share.  The aggregate fair value of such warrants totaled $191,282 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share, and 200,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Currently, there are 106,999,906 shares of common stock outstanding.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 200,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of holders of our common stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.  There are no shares of preferred stock outstanding.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Holliday Transfer, Inc., Scottsdale, Arizona, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have 106,999,906 shares of common stock outstanding, comprised of 34,499,920 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus. The remaining 72,499,986 shares may be sold at any time under Rule 144.  We are also registering 6,899,982 shares of common stock underlying the warrants that will be freely tradable upon the effective date of the prospectus.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•

1% of the then outstanding shares of our common stock; or

•

The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.  Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time.  Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our financial statements included in this prospectus as of December 31, 2006 and the year ended December 31, 2005 have been included in reliance on the reports of Martin and Weaver LLC and Beckstead and Watts, LLP, independent registered public accounting firms, given on the authority of these firms as experts in accounting and auditing in issuing reports for both 2005 and 2006.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

ECOTALITY, INC.

34,499,920 SHARES OF COMMON STOCK

6,899,982 SHARES OF COMMON STOCK UNDERLYING COMMON STOCK PURCHASE WARRANTS

Until                             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WEAVER & MARTIN

To the Board of Directors and Stockholders

Ecotality, Inc.

(Formerly Alchemy Enterprises, Ltd.)

Scottsdale, AZ

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.) (a development stage company) (the “Company”), as of December 31, 2006 and the related statements of operations, stockholder’s equity, and cash flows for the year then ended.  Ecotality, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit of the financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.) (a development stage company) as of December 31, 2006, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

March 23, 2007

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252

F1

Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 (tel)

702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Ecotality, Inc (formerly Alchemy Enterprises, Ltd.) (the “Company”) (a Development Stage Company), as of December 31, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from April 21, 1999 (Date of Inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ecotality, Inc (formerly Alchemy Enterprises, Ltd.) (a Development Stage Company) as of December 31, 2005, and the results of its operations and cash flows for the years then ended, and for the period April 21, 1999 (Date of Inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP

Henderson, Nevada

February 3, 2006

F2

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Balance Sheets

	December 31,
	2006	2005
Assets

Current assets:
Cash	$5,047,968	$5,878
Certificates of deposit	2,014,767	-
Inventory	-	2,453
Prepaid expenses	88,885	-
Total current assets	7,151,620	8,331

Fixed assets, net	777,813	1,904

	$7,929,433	$10,235

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$594,075	$-
Payroll liability	12,404	-
Total current liabilities	606,479	-

Stockholders’ equity:
Preferred stock, $0.001 par value, 200,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 300,000,000 shares
authorized, 112,999,906 and 64,058,974 shares issued
and outstanding as of 12/31/06 and 12/31/05, respectively	113,000	64,059
Additional paid-in capital	21,788,399	26,853
(Deficit) accumulated during development stage	(14,578,445)	(80,677)
Total Stockholder's Equity	7,322,954	10,235

	$7,929,433	$10,235

The accompanying notes are an integral part of these financial statements.

F3

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Statements of Operations

	For the years ended		April 21, 1999
	December 31,		(Inception) to
	2006	2005	December 31, 2006

Revenue	$ -	$ 851	$ 851
Cost of goods sold	-	506	506

Gross profit	-	345	345

Expenses:
Depreciation	20,166	788	21,087
Executive compensation	2,795,006	-	2,795,006
Licenses and permits	8,222,572	-	8,222,572
General and administrative expenses ($ 2,795,006 excluded because it is presented as a separate line item above)	1,930,029	14,941	2,010,132
Research and development	1,088,104	-	1,088,104
Total expenses	14,055,877	15,729	14,136,901

Operating loss	(14,055,877)	(15,383)	(14,136,556)

Other income:
Interest income	14,905	-	14,907
Total other income	14,905	-	14,907

Other expenses:
Interest expense	456,796	-	456,796
Total other expenses	456,796	-	456,796

Loss from operations before income taxes	(14,497,768)	(15,383)	(14,578,445)

Provision for income taxes	-	-	-

Net (loss)	$ (14,497,768)	$ (15,384)	$ (14,578,445)

Weighted average number of
common shares outstanding - basic and fully diluted	82,866,709	64,058,973

Net (loss) per share-basic and fully diluted	$(0.18)	$(0.00)

The accompanying notes are an integral part of these financial statements.

F4

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Statement of Stockholders’ Equity

				(Deficit)
				Accumulated
			Additional	During	Total
	Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Equity	Equity
Founders shares
issued for services	35,294,200	$35,294	$-	$(34,294)	$1,000

Net (loss)
April 21, 1999
(Inception) to
December 31, 1999				(1,000)	(1,000)

Balance, December 31, 1999	35,294,200	35,294	-	(35,294)	-

Net (loss)
For the year ended
December 31, 2000				-	-

Balance, December 31, 2000	35,294,200	35,294	-	(35,294)	-

Net (loss)
For the year ended
December 31, 2001				-	-

Balance, December 31, 2001	35,294,200	35,294	-	(35,294)	-

Shares issued for cash	7,058,840	7,059	-	(2,059)	5,000

Net (loss)
For the year ended
December 31, 2002				(4,467)	(4,467)

Balance, December 31, 2002	42,353,040	42,353	-	(41,820)	533

Shares issued for cash	7,058,840	7,059	-	(2,059)	5,000

Net (loss)
For the year ended
December 31, 2003				(4,370)	(4,370)

Balance, December 31, 2003	49,411,880	49,412	-	(48,249)	1,163

Shares issued for cash	14,647,094	14,647	26,853		41,500

Net (loss)
For the year ended
December 31, 2004				(17,044)	(17,044)

Balance, December 31, 2004	64,058,974	64,059	26,853	(65,293)	25,619

F5

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Statement of Stockholders’ Equity (continued)

Net (loss)
For the year ended
December 31, 2005				(15,384)	(15,384)

Balance, December 31, 2005	64,058,974	64,059	26,853	(80,677)	10,235

Shares issued for services	7,500,018	7,500	2,467,506		2,475,006

Warrants issued with note payable			382,656		382,656

Shares issued for cash
from exercise of warrants	1,071,429	1,071	373,929		375,000

Shares issued for licenses	5,869,565	5,870	8,211,521		8,217,391

Shares issued for cash
net of offering costs	34,499,920	34,500	10,325,934		10,360,434

Net (loss)
For the year ended
December 31, 2006				(14,497,768)	(14,497,768)

Balance, December 31, 2006	112,999,906	$113,000	$21,788,399	$(14,578,445)	$7.322,954

The accompanying notes are an integral part of these financial statements.

F6

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Statements of Cash Flows

			April 21, 1999
	For the years ended		(Inception) to
	December 31,		December 31,
	2006	2005	2006
Cash flows from operating activities
Net (loss)	$ (14,497,768)	$ (15,384)	$ (14,578,445)
Adjustments to reconcile net (loss) to
net cash (used) by operating activities:
Shares issued for executive compensation	2,475,006	-	2,475,006
Shares issued for services	-	-	1,000
Shares issued for licenses	8,217,391	-	8,217,391
Depreciation	20,166	788	21,087
Warrants issued with notes payable	382,656	-	382,656
Stock split adjustments	-	-	38,412
Changes in operating assets and liabilities:
(Increase) decrease in inventory	2,453	(2,453)	-
(Increase) in prepaid expenses	(88,885)	-	(88,885)
Increase in accounts payable	594,075	-	594,075
Increase in payroll liabilities	12,404	-	12,404
Net cash (used) by operating activities	(2,882,502)	(17,049)	(2,925,299)

Cash flows from investing activities
Purchase of fixed assets	(796,075)	(836)	(798,900)
Purchase of certificates of deposit	(2,014,767)	-	(2,014,767)
Net cash (used) by investing activities	(2,810,842)	(836)	(2,813,667)

Cash flows from financing activities
Proceeds from note payable	1,425,000	-	1,425,000
Repayments of notes payable	(1,425,000)	-	(1,425,000)
Issuances of common stock	10,735,434	-	10,786,934
Net cash provided by financing activities	10,735,434	-	10,786,934

Net increase (decrease) in cash	5,042,090	(17,885)	5,047,968
Cash – beginning	5,878	23,763	-
Cash – ending	$ 5,047,968	$ 5,878	$ 5,047,968

Supplemental disclosures:
Interest paid	$ 59,140	$ -	$ 59,140
Income taxes paid	$ -	$ -	$ -

Non-cash transactions:
Shares issued for executive compensation	$ 2,475,006	$ -	$ 2,475,006
Number of shares issued for executive compensation	7,500,018	-	7,500,018

Shares issued for services	$ -	$ -	$ 1,000
Number of shares issued for services	-	-	35,294,200

Shares issued for licenses	$ 8,217,391	$ -	$ 8,217,391
Number of shares issued for licenses	5,869,565	-	5,869,565

Amortization of warrants issued for financing costs	$ 382,656	$ -	$ 382,656
Number of shares issued for services	2,971,429	-	2,971,429

The accompanying notes are an integral part of these financial statements.

F7

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 1 - History and organization of the company

The Company was organized April 21, 1999 (Date of Inception) under the laws of the State of Nevada, as Alchemy Enterprises, Ltd. The Company has limited operations and in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7), “Accounting and Reporting by Development Stage Enterprises,” the Company is considered a development stage company. The Company was initially authorized to issue 25,000 shares of its no par value common stock.

On October 29, 2002, the Company amended its articles of incorporation to increase its authorized capital to 25,000,000 shares with a par value of $0.001. On January 26, 2005, the Company amended its articles of incorporation again, increasing authorized capital to 100,000,000 shares of common stock with a par value of $0.001. Subsequently, on March 1, 2006, the Company amended its articles of incorporation, increasing authorized capital to 300,000,000 shares of common stock, each with a par value of $0.001, and 200,000,000 shares of preferred stock, each with a par value of $0.001.

On November 26, 2006, the Company amended its articles of incorporation to change its name from Alchemy Enterprises, Ltd. to Ecotality, Inc.

The former business of the Company was to market a private-label bio-degradable product line. During the year ended December 31 2006, the board of directors changed the Company’s focus toward developing an electric power cell technology.

Note 2 - Accounting policies and procedures

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2006 and 2005, respectively.

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement and collectibility is reasonably assured.  The Company recognizes revenues on product sales, based on the terms of the customer agreement.  The customer agreement takes the form of either a contract or a customer purchase order and each provide information with respect to the product or service being sold and the sales price.  If the customer agreement does not have specific delivery or customer acceptance terms, revenue is recognized at the time of shipment of the product to the customer.

Management periodically reviews all product returns and evaluates the need for establishing either a reserve for product returns or a product warranty liability. As of December 31, 2006, management has concluded that neither a reserve for product returns nor a warranty liability is required.

F8

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 2 - Accounting policies and procedures (continued)

Advertising costs

The Company expenses all costs of advertising as incurred. There were advertising costs of $435,501  and $0 included in selling, general and administrative expenses for the years ended December 31, 2006 and 2005, respectively.

Impairment of long-lived assets

On January 1, 2002, the Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The adoption of this statement did not have a material effect on the Company’s results of operations or financial condition.

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment , then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

Property and Equipment

Property and equipment are recorded at historical cost.  Minor additions and renewals are expensed in the year incurred.  Major additions and renewals are capitalized and depreciated over their estimated useful lives.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation expense is recorded within selling, general and administrative expense.  The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.  The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment	3 years
Vehicles	5 years

Loss per share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of statements of operations.  Basic EPS is computed by dividing reported losses by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock warrants were exercised into common stock.  For the years ended December 31, 2006 and 2005, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the stock warrants on the Company’s net loss.

Research and Development Costs

Research and development costs are charged to expense when incurred.

F9

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 2 - Accounting policies and procedures (continued)

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2006 and 2005. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value was assumed to approximate carrying value for cash and payables because it is short term in nature and their  carrying amounts  approximate fair values or they are payable on demand.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109 (SFAS #109), “Accounting for Income Taxes,” for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

General and administrative expenses

The significant components of general and administrative expenses consist of meals and entertainment expenses, legal and professional fees, outside services, office supplies, postage, and travel expenses.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130 (SFAS #130), “Disclosures About Segments of an Enterprise and Related Information.” The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Stock based compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company has adopted this standard will and expects to have a material impact on its financial statements assuming employee stock options or awards are granted in the future.

F10

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 2 - Accounting policies and procedures (continued)

Recent pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS No. 154), “Accounting Changes and Error Corrections.”  SFAS 154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  SFAS 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The adoption of SFAS 154 is expected to have a material impact on the Company’s financial statements and disclosures based on the restatement of the second quarter of 2006.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS No. 157"), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements.

Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123(R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.  At December 31, 2006 and 2005, the Company had approximately $6,962,735 and $0 in excess of FDIC insured limits, respectively.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.  These reclassifications had no effect on previously reported results of operations or retained earnings.

Year end

The Company has adopted December 31 as its fiscal year end.

F11

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 3 – Income taxes

For the year ended December 31, 2006, the Company incurred net operating losses and accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2006, the Company had approximately $4,000,000 of federal and state net operating losses. The net operating loss carryforwards, if not utilized will begin to expire in 2009.

The components of the Company’s deferred tax asset are as follows:

	As of December 31,	As of December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$1,400,000	$14,370
Total deferred tax assets	1,400,000	14,370

As of December 31, 2006, Management believes it is more likely than not that the deferred tax asset will not be fully realized and has therefore provided a valuation allowance in the amount of $1,400,000 to offset the deferred tax asset of the same amount.  As of December 31, 2006, the total deferred tax assets, net of the valuation allowance was $0.

Note 4 – Fixed assets

Fixed assets as of December 31, 2006 consisted of the following:

Computer equipment	$23,900
Vehicles	775,000
Accumulated depreciation	(21,087)
$777,813

Depreciation expense for the years ended December 31, 2006 and 2005 was $20,166 and $788, respectively.

Note 5 – Debt and interest expense

On February 9, 2006, the Company conducted a private offering of debt securities, whereby it raised $750,000 in bridge loan financing from three non-affiliated individuals.  The notes were due August 9, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The maturity date of the notes was subsequently extended to October 9, 2006.  The notes were repaid on September 29, 2006 including interest of $50,056.

In connection with the February 9, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $92 was attributed to the value of the notes, which amount is being amortized over a period of six months.  As of December 31, 2006, a total of $92 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On July 7, 2006, the Company raised $275,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The notes were repaid on October 2, 2006 including interest of $6,724.

In connection with the July 7, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $223,391 was attributed to the value of the notes, which amount is being amortized over a period of approximately six months.  As of December 31, 2006, a total of $223,391 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

F12

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 5 – Debt and interest expense (continued)

In connection with the July 7, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $223,391 was attributed to the value of the notes, which amount is being amortized over a period of approximately six months.  As of December 31, 2006, a total of $223,391 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On August 3, 2006, the Company raised $100,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The notes were repaid on October 2, 2006 including interest of $1,668.

In connection with the August 3, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $79,079 was attributed to the value of the notes, which amount is being amortized over a period of approximately five months.  As of December 31, 2006, a total of $79,079 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On September 9, 2006, the Company raised $100,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The notes were repaid on October 2, 2006 including interest of $552.

In connection with the September 9, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $80,094 was attributed to the value of the notes, which amount is being amortized over a period of approximately four months.  As of December 31, 2006, a total of $80,094 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On September 27, 2006, the Company raised $200,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, are non-interest bearing and contain no prepayment penalty.  The notes were repaid on October 2, 2006.

Interest expense totaled $456,796 and $0 for the years ended December 31, 2006 and 2005, respectively.

Note 6 - Stockholders’ equity

The Company is authorized to issue 300,000,000 shares of its $0.001 par value common stock and 200,000,000 shares of $0.001 par value preferred stock.

On October 29, 2002, the Company effected a 1000-for-1 forward stock split of its $0.001 par value common stock.  Subsequently, on March 1, 2006, the Company effected a 17.6471-for-1 forward stock split of its $0.001 par value common stock.  All share and per share amounts have been retroactively restated to reflect this split.

On May 1, 1999, the Company issued 35,294,200 shares of its no par value common stock as founders’ shares to an officer and director in exchange for services rendered in the amount of $1,000, which has been recorded as general and administrative expense.

On August 13, 2002, the Company issued 7,058,840 shares of its $0.001 par value common stock to an unrelated third party in exchange for cash in the amount of $5,000.

F13

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

Note 6 – Stockholders’ equity (continued)

On July 15, 2003, the Company issued 7,058,840 shares of its $0.001 par value common stock to an unrelated third party in exchange for cash in the amount of $5,000.

On May 17, 2004, the Company closed their Regulation D, Rule 504 offering, registered in Nevada, and issued a total of 14,647,094 shares of its $0.001 par value common stock in exchange for cash of $41,500.

On February 15, 2006, the Company issued 7,500,018 shares of its $0.001 par value common stock to an individual who is an officer and director as executive compensation valued at $2,475,006, calculated at the fair market value of $0.33,  the offering price per share on March 2, 2006 when the company began trading shares of stock.

On March 23, 2006, three warrant holders exercised their rights to purchase shares of par value common stock of the Company.  As a result, the Company issued an aggregate of 1,071,429 shares of common stock at a price per share of $0.35, for total cash proceeds of $375,000.  See note 7 for additional discussion on this issue.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company issued 5,869,565 shares of common stock at a fair market value of $1.40 per share, based on the quoted market price on the grant date, for licenses and permits carrying an aggregate value of $8,217,391.  See note 8 for additional discussion on this issue.

During the year ended December 31, 2006, the Company conducted a private placement of its common stock pursuant to Regulation D, Rule 506.  As of December 31, 2006, the Company issued 34,499,920 shares of its $0.001 par value common stock at a price per share of $0.35, for total gross proceeds of $12,074,935.  The total offering costs related to this issuance was $9,352,713.

Note 7 - Warrants and options

As of January 1, 2006, there were no warrants outstanding.

On February 9, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to three non-affiliated individuals in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 1,071,429 shares of common stock of the Company for an aggregate purchase price of $375,000 or $0.35 a share.  The aggregate fair value of such warrants totaled $92 based on the Black Schoeles Merton pricing model using the following estimates:  4 % risk free rate, 100 % volatility and expected life of the warrants of 6 months.  On March 23, 2006, all of these warrants were exercised for total gross proceeds of $375,000.

On July 7, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  The  warrant holders were granted the right to purchase a total of 1,100,000 shares of common stock of the Company for an a purchase price of $1,562,00 or $1.42 a share.  The aggregate fair value of such warrants totaled $223,391 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

On August 3, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 400,000 shares of common stock of the Company for a purchase price of $496,000 or $1.24 a share.  The aggregate fair value of such warrants totaled $79,079 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

F14

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

Note 7 – Warrants (continued)

On September 6, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 400,000 shares of common stock of the Company for a purchase price of $528,000 or $1.32 a share.  The aggregate fair value of such warrants totaled $80,094 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

On October 27, 2006 the Company issued warrants to purchase shares of the Company’s par value common stock to the brokers of Brookstreet Securities Corporation as additional consideration for their acting as placement agent.  The warrant holders were granted the right to purchase a total of 6,899,982 shares of common stock of the Company for a purchase price of $2,414,994, or $0.35 per share.  The aggregate fair value of such warrants totaled $7,638,212 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 91% volatility and expected life of 5 years.  The Company netted the fair market value of the warrants against expenses related the offering of common stock conducted by Brookstreet Securities Corporation.

Paragraph 5 (Registration Rights) of the Subscription Agreement for the private placement described above states that  “If the Company fails to (i) file the Registration Statement with the SEC on or prior to 60 days after the Closing Date, (ii) obtain effectiveness of the Registration Statement by the SEC on or prior to 150 days after the Closing Date, or (iii) maintain effectiveness of the Registration Statement for 12 months after the date of effectiveness, the Company shall be obligated to issue to the undersigned additional Shares”  The Registration Rights paragraph further holds that if we fail or fail to obtain or maintain the effectiveness of the registration statement, within 30 days following the determination date (date upon which we fail to meet the 60 or 150 day requirement)  we are to issue to the subscribers the number of shares equal 1% of the number of shares issued as a part of this subscription and do so on a weekly basis until such time as we are incompliance with the registration requirement.  Further, the number of shares issued as “penalty shares” in aggregate cannot exceed 10% of the number of shares originally subscribed..  As of December 31, 2006, the Company  has not incurred any penalties (compensatory or otherwise) and has not reserved any amounts for incurring any penalties in conjunction with this registration.

The following is a summary of the status of all of the Company’s stock warrants as of December 31, 2006 and 2005 and changes during the years ended on those dates:

	Number Of Shares	Weighted-Average Exercise Price
Outstanding at December 31, 2005	0	$ 0.00
Granted	0	$ 0.00
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at December 31, 2006	0	$ 0.00
Granted	9,871,411	$ 0.54
Exercised	(1,071,429)	$ 0.35
Cancelled	0	$ 0.00
Outstanding at December 31, 2006	8,799,982	$ 0.57
Options exercisable at December 31, 2005	0	$ 0.00
Options exercisable at December 31, 2006	8,799,982	$ 0.57

F15

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 7 – Warrants (continued)

The following tables summarize information about stock warrants outstanding and exercisable at December 31, 2006:

	STOCK WARRANTS OUTSTANDING
Range of Exercise Prices	Number of Shares Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
$ 0.35	6,899,982	4.83	$ 0.35
$ 1.24–$ 1.42	1,900,000	4.57	$ 1.36
	8,799,982	4.77	$ 0.57

	STOCK WARRANTS EXERCISABLE
Range of Exercise Prices	Number of Shares Exercisable	Weighted- Average Exercise Price
$ 0.35	6,899,982	$ 0.35
$ 1.24–$ 1.42	1,900,000	$ 1.36
	8,799,982	$ 0.57

Note 8 - Commitments and contingencies

On February 15, 2006, the Company entered into a Technology Contribution Agreement with two individuals to acquire the rights, titles and interests to the intellectual property for the development of an electric power cell.  In exchange for the rights to this intellectual property, the Company agreed to finance the development of the electric power cell system up to $1,350,000 and payoff $15,000 in interest costs for related debt.  To date, $750,000 has been recorded as research and development expense in relation to the technology and $15,000 as interest expense.

On February 15, 2006, the Company entered into a consulting agreement with Universal Power Vehicles Corporation for annual compensation of $200,000.  The term of the agreement is three years and may be extended upon agreement by both parties.  The Company prepaid one-half of the compensation upon execution of the agreement, with the remaining compensation to be paid monthly beginning August 15.  The Company fully amortized $100,000 as an expense in the year ended December 31, 2006.  The consulting agreement has subsequently been terminated, without penalty, and no additional payments will be made.

On February 15, 2006, the Company entered into an employment agreement with an individual who is an officer and director of the Company.  The compensation is $120,000 annually.  Additionally, the Company issued 7,500,018 (split-adjusted) shares of par value common stock to this individual as executive compensation valued at $2,475,006.  The term of the agreement is one year and is automatically renewed annually.

On February 16, 2006, the Company entered into an employment agreement with an individual who is an officer and director of the Company for annual compensation of $120,000.  The term of the agreement is one year and is automatically renewed annually.

F16

Ecotality Inc

(formerly Alchemy Enterprises, Ltd).

(a Development Stage Company)

Notes

Note 8 - Commitments and contingencies (continued)

On March 21, 2006, the Company entered into a lease agreement to rent office space at a rate of $547 per month and requires a refundable deposit of $500, which was paid by the Company during the period ended March 31, 2006.  On October 31, 2006, the Company added an addendum to the original lease agreement to rent additional office space at a rate of $547 per month and requires an additional refundable deposit of $500, which was paid by the Company during the period ended December 31, 2006.  The deposits are recorded in prepaid expenses.  The lease and addendum expire collectively on March 31, 2007.  The future minimum lease payments for 2007 are $3,282.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology, in exchange for 5,869,565 shares of common stock of the Company with a fair market value of $8,217,391, which amount has been recorded as licenses and permits expense.  The License Agreement carries an annual maintenance fee of $50,000, with the first payment due on or about June 12, 2009.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

Note 9 - Subsequent Events

On January 16, 2007, the Company purchased an office building for an aggregate price of $575,615.  A total of $287,959 has been paid and a tax credit has been recorded in the amount of $156.  The remaining balance of $287,500 is structured as an interest-only loan from a third-party, bears an interest rate of 6.75% calculated annually, with monthly payments in the amount of $1,617 due beginning on February 16, 2007.  The entire principal balance is due on or before January 16, 2012.

On February 15, 2007, the Company entered into a Settlement Agreement and Release to the Technology Contribution Agreement, originally entered into on February 15, 2006, to settle and resolve all known disputes and uncertainties between the Company and Howard Foote, Elliott Winfield and Universal Power Vehicles, Inc.  In accordance with the Settlement, the Parties confirm the assignment, transfer and conveyance of all right, title and interest in and to the Intellectual Property transferred in the Contribution Agreement.  In consideration, the Company agreed to pay to Foote, Winfield and UPV cash in the amount of $600,000.  Additionally, the Parties are to receive common stock in the aggregate amount of 1,500,000 shares of the Company, as per a separate escrow agreement between Foote, Winfield and an officer and director of the Company. The 1,500,000 shares were valued at $1,200,000 based upon market price on the day of the transaction.

F17

Unaudited Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission ("Commission").  While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  For further information, refer to the financial statements and footnotes thereto, which are included in the Company's Registration Statement on Form 10-KSB previously filed with the Commission on March 30, 2007, and subsequent amendments made thereto.

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Balance Sheet

(unaudited)

March 31,
2007
Assets

Current assets:
Cash	$ 3,124,771
Prepaid expenses	83,341
Certificate of Deposit	2,036,510
Total current assets	5,244,622

Fixed assets
Building	575,615
Computers and Equipment	38,455
Vehicle	795,848
Accumulated Depreciation	(69,174)
Total Fixed Assets	1,340,744

Total Assets	6,585,366

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	506,968
Payroll liabilities	13,585
Total current liabilities	520,553

Long Term Liabilities
Mortgage Payable	287,500
Total Long Term Liabilities	287,500

Total Liabilities	808,053

Stockholders’ equity
Preferred stock, $0.001 par value, 200,000,000 shares
authorized, no shares issued and outstanding	-
Common stock, $0.001 par value, 300,000,000 shares
authorized, 106,999,906 shares issued and outstanding	107,000
Additional paid-in capital	22,994,399
(Deficit) accumulated during development stage	(17,324,086)
Total Stockholders’ Equity	5,777,313

Total Liabilities and Stockholders’ Equity	$ 6,585,366

The accompanying notes are an integral part of these financial statements.

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Statement of Operations

(unaudited)

	Three Months Ended		April 21, 1999
	March 31,		(Inception) to
	2007	2006	March 31, 2007

Revenue	$ -	$ -	$ 851
Cost of Goods Sold	-	-	506
Gross Profit	-	-	345

Expenses:
Depreciation	48,087	141	69,174
Executive compensation	77,140	2,477,110	2,812,146
General and administrative expenses (excludes executive compensation because it's presented as a separate line item above)	464,054	322,815	2,474,186
Licenses and Permits	1,339	-	8,223,911
Research and development	373,530	350,000	1,461,634
Settlement Expense	1,800,000	-	1,800,000
Total expenses	2,764,150	3,150,066	16,901,051

Operating loss	(2,764,150)	(3,150,066)	(16,900,706)

Other income:
Interest income	21,743	-	36,650
Total other income	21,743	-	36,650

Other expenses:
Interest expense	3,234	21,606	460,030
Total other expenses	1,803,234	21,606	460,030

Loss from operations before income taxes	(2,745,641)	(3,171,672)	(17,324,086)

Provision for income taxes	-	-	-

(Loss) from continuing operations	(2,745,641)	(3,171,672)	(17,324,086)

Net (loss)	$ (2,745,641)	$ (3,171,672)	$ (17,324,086)

Weighted average number of
common shares outstanding – basic and fully diluted	110,066,566	67,548,590

Net (loss) per share – basic and fully diluted
Continuing operations	$ (0.02)	$ (0.05)

The accompanying notes are an integral part of these financial statements.

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Statement of Cash Flows

(unaudited)

	Three Months Ended		April 21, 1999
	March 31,		(Inception) to
	2007	2006	March 31, 2007
Cash flows from operating activities
Net (loss)	$ (2,745,641)	$ (3,171,672)	$ (17,324,086)
Adjustments to reconcile net (loss) to
Net cash (used) by operating activities:
Stock compensation – related party	-	2,475,006	2,475,006
Shares issued for services	-	-	1,000
Shares issued for licenses	-	-	8,217,391
Shares issued for settlement	1,200,000	-	1,200,000
Depreciation	48,087	141	69,174
Warrants issued with notes payable	-	26	382,656
Stock split adjustments	-	-	38,412
Changes in operating assets and liabilities:
(Increase) decrease in inventory	-	2,453	-
(Increase) in Certificate of Deposit	(21,743)	-	(36,510)
(Increase) in prepaid expenses	5,543	(95,400)	(83,341)
Increase in accounts payable	(87,107)	3,500	506,968
Increase in accrued interest	-	4,192	-
Increase in payroll liabilities	1,183	8,075	13,585
Net cash (used) by operating activities	(1,599,678)	(773,679)	(4,539,745)
Cash flows from investing activities
Purchase of fixed assets	(611,019)	-	(1,409,918)
Purchase of Certificate of Deposit	-	-	(2,000,000)
Net cash (used) by investing activities	(611,019)	-	(3,409,918)
Cash flows from financing activities
Mortgage payable	287,500	-	287,500
Proceeds from notes payable	-	750,000	1,425,000
Repayments of notes payable	-	-	(1,425,000)
Issuance of common stock	-	375,000	10,786,934
Net cash provided by financing activities	287,500	1,125,000	11,074,434

Net (decrease) increase in cash	(1,923,197)	351,321	3,124,771
Cash – beginning	5,047,968	5,878	-
Cash – ending	$ 3,124,771	$ 357,199	$ 3,124,771
Supplemental disclosures;
Interest paid	$ 3,234	$ 15,000	$ 62,374
Income taxes paid	$ -	$ -	$ -
Non-cash transactions:
Shares issued for services executive compensation	$ -	$ 2,475,006	$ 2,475,006
Number of shares issued for executive compensation	-	7,500,018	7,500,018
Share issued for services	$ -	$ -	$ 1,000
Number of shares issued for services	-	-	35,294,200
Share issued for licenses	$ -	$ -	$ 8,217,391
Number of shares issued for licenses	-	-	5,869,565
Share issued for financing costs	$ -	$ -	$ 382,656
Number of shares issued for financing costs	-	-	2,971,429
Shares issued for settlement	$ 1,200,000	$ -	$ 1,200,000
Number of shares issued for settlement	1,500,000	-	1,500,000

The accompanying notes are an integral part of these financial statements.

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

(unaudited)

Note 1 – Basis of presentation

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2006 and notes thereto included in the Company's 10-KSB annual report.  The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 – History and organization of the company

The Company was organized April 21, 1999 (Date of Inception) under the laws of the State of Nevada, as Alchemy Enterprises, Ltd.  The Company has limited operations and is considered a development stage company.  The Company was initially authorized to issue 25,000 shares of its no par value common stock.

On October 29, 2002, the Company amended its articles of incorporation to increase its authorized capital to 25,000,000 shares with a par value of $0.001.  On January 26, 2005, the Company amended its articles of incorporation again, increasing authorized capital to 100,000,000 shares of common stock with a par value of $0.001.  Subsequently, on March 1, 2006, the Company amended its articles of incorporation, increasing authorized capital to 300,000,000 shares of common stock, each with a par value of $0.001, and 200,000,000 shares of preferred stock, each with a par value of $0.001.

On November 26, 2006, the Company amended its articles of incorporation to change its name from Alchemy Enterprises, Ltd. to Ecotality, Inc.

The former business of the Company was to market a private-label bio-degradable product line.  During the year ended December 31, 2006, the board of directors changed the Company’s focus toward developing an electric power cell technology.

Note 3 – Fixed assets

Fixed assets as of March 31, 2007 consisted of the following:

Computer equipment	$38,455
Vehicles	795,848
Building	575,615
Accumulated depreciation	(69,174)
$1,340,744

Depreciation expense totaled $48,087 and $141 for the three months ended March 31, 2007 and 2006 respectively.

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

(unaudited)

Note 4 – Debt and interest expense

On February 9, 2006, the Company conducted a private offering of debt securities, whereby it raised $750,000 in bridge loan financing from three non-affiliated individuals.  The notes were due August 9, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The maturity date of the notes was subsequently extended to October 9, 2006.  The notes were repaid on September 29, 2006 including interest of $50,056.

In connection with the February 9, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $92 was attributed to the value of the notes, which amount is being amortized over a period of six months.  As of December 31, 2006, a total of $92 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On July 7, 2006, the Company raised $275,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The notes were repaid on October 2, 2006 including interest of $6,724.

In connection with the July 7, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $223,391 was attributed to the value of the notes, which amount is being amortized over a period of approximately six months.  As of December 31, 2006, a total of $223,391 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On August 3, 2006, the Company raised $100,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The notes were repaid on October 2, 2006 including interest of $1,668.

In connection with the August 3, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $79,079 was attributed to the value of the notes, which amount is being amortized over a period of approximately five months.  As of December 31, 2006, a total of $79,079 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On September 9, 2006, the Company raised $100,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, bear an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The notes were repaid on October 2, 2006 including interest of $552.

In connection with the September 9, 2006 debt offering, the note holders were issued warrants to purchase shares of the Company’s par value common stock.  Resultantly, a discount of $80,094 was attributed to the value of the notes, which amount is being amortized over a period of approximately four months.  As of December 31, 2006, a total of $80,094 has been amortized and recorded as interest expense.  See note 7 for additional discussion regarding the issuance of warrants.

On September 27, 2006, the Company raised $200,000 in bridge loan financing from two shareholders.  The notes are due December 29, 2006, are non-interest bearing and contain no prepayment penalty.  The notes were repaid on October 2, 2006.

Interest expense totaled $3,234 and $21,606 for the three months ended March 31, 2007 and 2006 respectively.

Ecotality, Inc.

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

(unaudited)

Note 5 - Long Term Debt

On January 16, 2007, the Company purchased an office building for an aggregate price of $575,615.  A total of $287,959 has been paid and a tax credit has been recorded in the amount of $156.  The remaining balance of $287,500 is structured as an interest-only loan from a third-party, bears an interest rate of 6.75% calculated annually, with monthly payments in the amount of $1,617 due beginning on February 16, 2007.  The entire principal balance is due on or before January 16, 2012.

Interest expense totaled $3,234 and $21,606 for the three months ended March 31, 2007 and 2006 respectively.

Note 6 – Stockholders’ equity

The Company is authorized to issue 300,000,000 shares of its $0.001 par value common stock and 200,000,000 shares of $0.001 par value preferred stock.

On May 17, 2004, the Company closed their Regulation D, Rule 504 offering, registered in Nevada, and issued a total of 14,647,094 shares of its $0.001 par value common stock in exchange for cash of $41,500.

On February 15, 2006, the Company issued 7,500,018 shares of its $0.001 par value common stock to an individual who is an officer and director as executive compensation valued at $2,475,006, calculated at the fair market value of $0.33, on March 2, 2006 when the company began trading shares of stock.

On March 23, 2006, three warrant holders exercised their rights to purchase shares of par value common stock of the Company.  As a result, the Company issued an aggregate of 1,071,429 shares of common stock at a price per share of $0.35, for total cash proceeds of $375,000.  See note 7 for additional discussion on this issue.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company issued 5,869,565 shares of common stock at a fair market value of $1.40 per share, based on the quoted market price on the grant date, for licenses and permits carrying an aggregate value of $8,217,391.  See note 8 for additional discussion on this issue.

During the year ended December 31, 2006, the Company conducted a private placement of its common stock pursuant to Regulation D, Rule 506.  As of December 31, 2006, the Company issued 34,499,920 shares of its $0.001 par value common stock at a price per share of $0.35, for total gross proceeds of $12,074,935.  The total offering costs related to this issuance was $9,352,713.

Ecotality, Inc

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

(Unaudited)

Note 6 – Stockholders’ equity (continued)

On February 15, 2007, the Company entered into a Settlement Agreement and Release to the Technology Contribution Agreement, originally entered into on February 15, 2006, to settle and resolve all known disputes and uncertainties between the Company and Howard Foote, Elliott Winfield and Universal Power Vehicles, Inc.  In accordance with the Settlement, the Parties confirm the assignment, transfer and conveyance of all right, title and interest in and to the Intellectual Property transferred in the Contribution Agreement.  In consideration, the Company agreed to pay to Foote, Winfield and UPV cash in the amount of $600,000.  Additionally, the Parties received common stock in the aggregate amount of 1,500,000 shares of the Company, as per a separate escrow agreement between Foote, Winfield and Harold Sciotto, an officer and director of the Company. The shares were owned by Mr Sciotto and not the Company and were put into escrow by Mr. Sciotto.  The escrow agreement also provided for: (1) the immediate release from escrow and return to Mr. Sciotto of 32,500,000 shares of our common stock; and (2) the immediate release to the Company of 6,000,000 shares of our common stock from escrow for cancellation. The 6,000,000 shares were cancelled immediately upon receipt from Mr Sciotto at their par value amount of $6,000 and that paid in capital was reduced by that amount The value of the 1,500,000 shares transferred was based upon the closing price of the common stock of $.80 per share  ($1,200,000) on February 15, 2007, the closing date of the transaction and has been reflected as an expense in our financial statements with a corresponding credit to paid in capital in accordance with SEC bulletins topic 5:T.

Note 7 – Warrants

As of January 1, 2006, there were no warrants outstanding.

On February 9, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to three non-affiliated individuals in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 1,071,429 shares of common stock of the Company for an aggregate purchase price of $375,000 or $0.35 a share.  The aggregate fair value of such warrants totaled $92 based on the Black Schoeles Merton pricing model using the following estimates:  4 % risk free rate, 100 % volatility and expected life of the warrants of 6 months.  On March 23, 2006, all of these warrants were exercised for total gross proceeds of $375,000.

On July 7, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 1,100,000 shares of common stock of the Company for an a purchase price of $1,562,00 or $1.42 a share.  The aggregate fair value of such warrants totaled $223,391 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

On August 3, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 400,000 shares of common stock of the Company for a purchase price of $496,000 or $1.24 a share.  The aggregate fair value of such warrants totaled $79,079 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

On September 6, 2006, the Company issued warrants to purchase shares of the Company’s par value common stock to two shareholders in conjunction with bridge loan agreements.  The warrant holders were granted the right to purchase a total of 400,000 shares of common stock of the Company for a purchase price of $528,000 or $1.32 a share.  The aggregate fair value of such warrants totaled $80,094 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 100% volatility and expected life of 5 years.

Ecotality, Inc

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

(Unaudited)

Note 7 – Warrants (Continued)

On October 27, 2006 the Company issued warrants to purchase shares of the Company’s par value common stock to the brokers of Brookstreet Securities Corporation as additional consideration for their acting as placement agent.  The warrant holders were granted the right to purchase a total of 6,899,982 shares of common stock of the Company for a purchase price of $2,414,994, or $0.35 per share.  The aggregate fair value of such warrants totaled $7,638,212 based on the Black Schoeles Merton pricing model using the following estimates:  4% risk free rate, 91% volatility and expected life of 5 years.  The Company netted the fair market value of the warrants against expenses related the offering of common stock conducted by Brookstreet Securities Corporation.

Paragraph 5 (Registration Rights) of the Subscription Agreement for the private placement described above states that  “If the Company fails to (i) file the Registration Statement with the SEC on or prior to 60 days after the Closing Date, (which was April 5, 2007) (ii) obtain effectiveness of the Registration Statement by the SEC on or prior to 150 days after the Closing Date, or (iii) maintain effectiveness of the Registration Statement for 12 months after the date of effectiveness, the Company shall be obligated to issue to the undersigned additional Shares”  The Registration Rights paragraph further holds that if we fail or fail to obtain or maintain the effectiveness of the registration statement, within 30 days following the determination date (date upon which we fail to meet the 60 or 150 day requirement)  we are to issue to the subscribers the number of shares equal 1% of the number of shares issued as a part of this subscription and do so on a weekly basis until such time as we are incompliance with the registration requirement.  Further, the number of shares issued as “penalty shares” in aggregate cannot exceed 10% of the number of shares originally subscribed..  As of March 31, 2007, the Company  has not incurred any penalties (compensatory or otherwise) and has not reserved any amounts for incurring any penalties in conjunction with this registration.

The following is a summary of the status of all of the Company’s stock warrants as of March 31, 2007 and changes during the three months ended:

	Number Of Shares	Weighted-Average Exercise Price
Outstanding at December 31, 2005	0	$ 0.00
Granted	1,071,429	$ 0.35
Exercised	(1,071,429)	$ 0.35
Cancelled	0	$ 0.00
Outstanding at March 31, 2006	0	$ 0.00
Granted	8,799,982	$ 0.57
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at December 31, 2006	8,799,982	$ 0.57
Granted	0	$ 0.00
Exercised	0	$ 0.00
Cancelled	0	$ 0.00
Outstanding at March 31, 2007	8,799,982	$ 0.57
Warrants exercisable at March 31, 2007	8,799,982	$ 0.57

The following tables summarize information about stock warrants outstanding and exercisable at March 31, 2007

	STOCK WARRANTS OUTSTANDING
Range of Exercise Prices	Number of Shares Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
$ 0.35	6,899,982	4.58	$ 0.35
$ 1.24–$ 1.42	1,900,000	4.32	$ 1.36
	8,799,982	4.52	$ 0.57

	STOCK WARRANTS EXERCISABLE
Range of Exercise Prices	Number of Shares Exercisable	Weighted- Average Exercise Price
$ 0.35	6,899,982	$ 0.35
$ 1.24–$ 1.42	1,900,000	$ 1.36
	8,799,982	$ 0.57

Ecotality, Inc

(formerly Alchemy Enterprises, Ltd.)

(a Development Stage Company)

Notes

(Unaudited)

Note 8 – Commitments and contingencies

On February 15, 2006, the Company entered into a Technology Contribution Agreement with two individuals to acquire the rights, titles and interests to the intellectual property for the development of an electric power cell.  In exchange for the rights to this intellectual property, the Company agreed to finance the development of the electric power cell system up to $1,350,000 and payoff $15,000 in interest costs for related debt.  To date through March 31, 2007, $1,461,634 has been recorded as research and development expense in relation to the technology and $15,000 as interest expense.

On February 15, 2006, the Company entered into a consulting agreement with Universal Power Vehicles Corporation for annual compensation of $200,000.  The term of the agreement is three years and may be extended upon agreement by both parties.  The Company prepaid one-half of the compensation upon execution of the agreement, with the remaining compensation to be paid monthly beginning August 15.  The Company fully amortized $100,000 as an expense in the year ended December 31, 2006.  The consulting agreement has subsequently been terminated, without penalty, and no additional payments will be made.

On February 15, 2006, the Company entered into an employment agreement with an individual who is an officer and director of the Company.  The compensation is $120,000 annually.  Additionally, the Company issued 7,500,018 (split-adjusted) shares of par value common stock to this individual as executive compensation valued at $21,250.  The term of the agreement is one year and is automatically renewed annually.  On February 15, 2007, the employment agreement was renewed with compensation to be $222,000 annually.

On February 16, 2006, the Company entered into an employment agreement with an individual who is an officer and director of the Company for annual compensation of $120,000.  The term of the agreement is for one year and was automatically renewed on February 15, 2007.

On March 21, 2006, the Company entered into a lease agreement to rent office space at a rate of $547 per month and requires a refundable deposit of $500, which was paid by the Company during the period ended March 31, 2006.  On October 31, 2006, the Company added an addendum to the original lease agreement to rent additional office space at a rate of $547 per month and requires an additional refundable deposit of $500, which was paid by the Company during the period ended December 31, 2006.  The deposits were recorded in prepaid expenses, but have been expensed during the three months ended March 31, 2007.  The lease and addendum expired collectively on March 31, 2007 and was not renewed.

On June 12, 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology, in exchange for 5,869,565 shares of common stock of the Company with a fair market value of $8,217,391, which amount has been recorded as licenses and permits expense.  The License Agreement carries an annual maintenance fee of $50,000, with the first payment due on or about June 12, 2009.  The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

Note 9 – Subsequent Events

On June 18, 2007, we bought the assets of the FuelCellStore.com, a small web based seller of educational fuel cell products. The FuelCellStore.com product line includes demonstration kits, educational materials, fuel cell systems and component parts.  It also offers consulting services on establishing educational programs for all levels of educational institutions.  The company is significantly smaller than we are and will not require that we  provide audited financial statements for it.  We intend to operate FuelCellStore.com through a wholly owned subsidiary..

We bought the assets of the FuelCellStore.com for $350,000 in cash and 300,000 shares of our common stock.  We have identified $179,775 in merchandisable inventory through a physical count, $8,600 in fixed assets including furniture, fixtures and equipment using estimated liquidation values as the basis for establishing depreciation schedules going forward, and approximately $23,500 in current accounts receivable.  These amounts are preliminary and subject to change until the final closing documents are signed.  The difference between the assets identified above and the selling price will be allocated to goodwill.  In consultation with our independent accountant we believe the goodwill will be deemed to be impaired and written off.

As of  April 5, 2007 we were obligated to issue 344,999 shares per week for a maximum of 10 weeks as a penalty to the investors of the private placement for failure to register their shares by that date.  We are currently obligated, therefore to issue an aggregate of 3,449,992 shares pro rata to the investors but are not required to register these shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Incorporated by reference to Part II, Item 5 of the Registrant’s Form 10-SB filed September 26, 2005.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fees	$ 4,075
Blue Sky Filing Fees	$ 2,000
Blue Sky Legal Fees	$ 3,000
Printing Expenses	$ 5,000
Legal Fees	$ 80,000
Accounting Fees	$ 20,000
Transfer Agent Fees	$ 2,000
Miscellaneous Expenses	$ 2,000

Total	$ 118,075 (2)

____________________

(1)

All expenses, except the SEC registration fee, are estimated.

(2)

All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, we have issued the following shares of our unregistered securities:

(i)

On May 17, 2004, we closed on a Regulation D, Rule 504 offering, registered in Nevada and issued a total of 14,647,094 shares of our common stock in exchange for cash of $41,500.

(ii)

On February 9, 2006, we conducted a private offering of securities conducted on February 9, 2006, whereby we raised $750,000 in bridge loan financing from three non-affiliated individuals.  The notes were due on August 9, 2006, bearing an interest rate of 10.5% calculated annually and contain no prepayment penalty.  The maturity date of the notes was subsequently extended to October 9, 2006.  The notes were repaid on September 29, 2006. The three note holders were granted the right to purchase a total of 750,000 shares of our common stock for a weighted average exercise price of $375,000 or $0.35 a share.

(iii)

On February 15, 2006, we issued 7,500,018 shares of our common stock to Mr. Jonathan R. Read, our Chief Executive Officer, as compensation valued at $2,475,006, calculated at the fair market value of $0.33, per share, the closing price of our common stock on March 2, 2006, when we began trading on the Bulletin Board.

(iv)

On March 23, 2006, three warrant holders exercised their rights to purchase shares of our par value common stock.  As a result, we issued an aggregate of 1,071,429 shares of common stock at a price per share of $0.35, for total cash proceeds of $375,000.  See note 7above  for additional discussion on this issue.

(v)

On June 12, 2006, we entered into a License Agreement with California Institute of Technology, whereby we issued 5,869,565 shares of common stock at a fair market value of $1.40 per share, based on the quoted market price on the grant date, for licenses and permits carrying an aggregate value of $8,217,391.  See note 8 above for additional discussion on this issue.During the period July 7, 2006 through September 27, 2006 we obtained bridge loans, aggregating $675,000 from one corporate shareholder (Lynn-Cole Capital) and one non affiliated entity, with due dates of December 29, 2006.  The loans were repaid on October 2, 2006.  The two note holders were granted the right to purchase a total of 1,900,000 shares of our common stock for a weighted average exercise price of $2,584,000 or $1.36 a share.

(vi)

In October 2006 we issued an aggregate of 34,499,920 shares of our common stock to a group of 277 accredited investors through Brookstreet Securities Corporation, as Placement Agent, at $.35 per share pursuant to the exemption provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder for total gross proceeds of $12,074,935.  The total offering costs related to this issuance was $9,352,713. The names of all such investors are set forth under “Selling Stockholders” in the prospectus which is a part of this Registration Statement.  The shares were offered solely to accredited investors, no form of general advertising was used, all investors took the shares as an investment and not with the intent to distribute and all shares were issued with a restrictive legend thereon.  As additional consideration for acting as our Placement Agent, we issued to Brookstreet warrants to acquire 6,899,982 shares of our common stock at $.35 per share until October 27, 2011.

The securities issued in (ii), (iii), (iv), (v) and (vi), above were issued pursuant to Section 4(2) of the Act to a limited number of investors who took the securities for investment and not to distribute them.

ITEM 27. EXHIBIT INDEX.

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Restated Bylaws of Registrant (2)
5.1	Opinion of Gary A. Agron (1)
10.1	License Agreement with CalTech (3)
10.2	Agreement between Mr. Sciotto and Mr. Foote (4)
10.3	Agreement between Mr. Sciotto and Mr. Winfield (4)
10.5	2007 Stock Incentive Plan (2)
10.6	Employment Agreement with Jonathan Read (2)
10.7	Employment Agreement with Harold Sciotto (2)
10.8	Assignment Agreement with Howard A. Foote and Universal Power Vehicles (2)
10.9	JPL Task Plan 82-10777 (2)
10.10	Intellectual Property Assignment Agreement (2)
10.11	Settlement Agreement with Foote, et. al. (6)
10.12	License Agreement with CalTech including exhibit thereto (2)
16.1	Letter on Change in Certifying Accountant (5)
23.1	Consent of Beckstead and Watts, LLP (2)
23.2	Consent of Gary A. Agron (see 5.1 above)
23.3	Consent of Weaver & Martin (2)
23.4	Consent of Weaver & Martin
23.5	Consent of Beckstead and Watts, LLP
99.1	Escrow Agreement (6)
99.2	Letter from NASA/Jet Propulsion Laboratories (7)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB filed on September 26, 2005.

(2) Previously filed as part of this Registration Statement.

(3) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2006.

(4) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 21, 2006.

(5) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 30, 2007.

(6) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 21, 2007.

(7) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated March 27, 2007.

ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes:

(a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c)  That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e)  That, for the purpose of determining any liability under the Securities Act,

(i)  each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)  each registration statement for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Scottsdale, Arizona on July 11, 2007.

ECOTALITY, INC.

By:	/s/ Jonathan R. Read Jonathan R. Read Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on July 11, 2007.

Signature	Title

/s/ Jonathan R. Read Jonathan R. Read	Chief Executive Officer, President and Director

/s/ Harold W. Sciotto Harold W. Sciotto	Secretary, Director

/s/ Jerry Y.S. Lin Jerry Y.S. Lin	Director

/s/ Barry S Baer Barry S Baer	Chief Financial Officer Principal Accounting Officer

EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Restated Bylaws of Registrant (2)
5.1	Opinion of Gary A. Agron (1)
10.1	License Agreement with CalTech (3)
10.2	Agreement between Mr. Sciotto and Mr. Foote (4)
10.3	Agreement between Mr. Sciotto and Mr. Winfield (4)
10.5	2007 Stock Incentive Plan (2)
10.6	Employment Agreement with Jonathan Read (2)
10.7	Employment Agreement with Harold Sciotto (2)
10.8	Assignment Agreement with Howard A. Foote and Universal Power Vehicles (2)
10.9	JPL Task Plan 82-10777 (2)
10.10	Intellectual Property Assignment Agreement (2)
10.11	Settlement Agreement with Foote, et. al. (6)
10.12	License Agreement with CalTech including exhibit thereto (2)
16.1	Letter on Change in Certifying Accountant (5)
23.1	Consent of Beckstead and Watts, LLP (2)
23.2	Consent of Gary A. Agron (see 5.1 above)
23.3	Consent of Weaver & Martin (2)
23.4	Consent of Weaver & Martin
23.5	Consent of Beckstead and Watts, LLP
99.1	Escrow Agreement (6)
99.2	Letter from NASA/Jet Propulsion Laboratories (7)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB filed on September 26, 2005.

(2) Previously filed as part of this Registration Statement.

(3) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 12, 2006.

(4) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 21, 2006.

(5) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 30, 2007.

(6) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 21, 2007.

(7) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated March 27, 2007.